                                                Filed Pursuant to Rule 424(b)(5)
                                                Registration File No.: 333-61878

PROSPECTUS SUPPLEMENT
(TO PROSPECTUS DATED JUNE 21, 2001)

                                   $17,000,000
                          LEHMAN BROTHERS HOLDINGS INC.
                       INDEX-PLUS NOTES DUE AUGUST 3, 2010
                    LINKED TO A BASKET OF FOUR STOCK INDICES

                                -----------------

General:

o   Senior unsecured debt securities of Lehman Brothers Holdings.

o   Linked to a basket of four stock indices: the Nikkei 225(SM) Index, the Dow
    Jones EURO STOXX 50(SM) Index, the MSCI Taiwan(SM) Index and the AMEX Hong
    Kong 30(SM) Index. These indices will represent 35%, 30%, 25% and 10%, respectively, of the basket as of the market close on the date of this prospectus supplement.

o   Denominations: $1,000 and whole multiples of $1,000.

o   Minimum initial investment: $10,000.

o   Stated maturity date: August 3, 2010, subject to postponement if a market disruption event occurs on the valuation date.

o   Valuation date: July 29, 2010, subject to postponement if a market disruption event occurs.

o   Upside participation rate: 105%.

o   Threshold level: 600, 60% of the initial basket value.

o   The notes will not be listed on a stock exchange.

Payments:

o   No interest or other payments prior to maturity.

o   On the stated maturity date, Lehman Brothers Holdings will pay to you, per
    $1,000 note, an amount equal to:

    --   If the final basket value is greater than or equal to the initial basket value, the sum of:

         (1)  $1,000 and

                                               final          initial
                          upside           basket value  - basket value
         (2)  $1,000   participation   x   ----------------------------
                           rate                initial basket value

    --   If the final basket value is less than the initial basket value and the closing basket value is at or above the threshold level on all exchange business days during the measurement period, $1,000.

    --   If the final basket value is less than the initial basket value and the closing basket value has fallen below the threshold level on any exchange business day during the measurement period, the product of:

         (1)   $1,000 and

                final basket value
         (2)   --------------------
               initial basket value

   The measurement period will begin on the date of this prospectus supplement and end on the valuation date.

   The initial basket value is 1,000. The final basket value will be the closing basket value on the valuation date, which will be the third business day before the stated maturity date. The closing basket value on any particular day will generally be based on the closing levels of the component indices on such day. It will generally equal the sum of the closing level of the Nikkei 225 Index on such date multiplied by 0.030735, the Dow Jones EURO STOXX 50 Index multiplied by 0.100518, the MSCI Taiwan
   Index multiplied by 0.996532 and the AMEX Hong Kong 30 Index multiplied by
   0.146342.

   Investing in the notes involves risks. Risk Factors begin on page S-7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                                   PER NOTE         TOTAL
                                                  ----------   --------------
Public offering price .........................      100.0%     $17,000,000
Underwriting discount .........................        2.5%     $   425,000
Proceeds to Lehman Brothers Holdings ..........       97.5%     $16,575,000

Lehman Brothers Holdings has granted the underwriter an option to purchase, within 13 days of the original issuance, up to an additional $2,550,000 aggregate principal amount of notes on the same terms and conditions as set forth above solely to cover over-allotments, if any.

The notes are expected to be ready for delivery in book-entry form only through
The Depository Trust Company on or about February 3, 2005.

                                -----------------

Lehman Brothers Inc., a wholly-owned subsidiary of Lehman Brothers Holdings, makes a market in Lehman Brothers Holdings' securities. It may act as principal or agent in, and this prospectus may be used in connection with, those transactions. Any such sales will be made at varying prices related to prevailing market prices at the time of sale.

                                -----------------

                                 LEHMAN BROTHERS
January 31, 2005

Each component index is a trademark of the sponsor of such component index and has been licensed for use by Lehman Brothers Holdings Inc. The notes, linked to the performance of the component indices, are not sponsored, endorsed, sold or promoted by the sponsors of such component indices and the sponsors of such component indices make no representation regarding the advisability of investing in the notes.

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE
IN THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. NO ONE HAS BEEN
AUTHORIZED TO PROVIDE YOU WITH DIFFERENT INFORMATION. YOU SHOULD NOT ASSUME THAT
THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING
PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT COVER OF
THE DOCUMENT. SECURITIES ARE NOT BEING OFFERED IN ANY JURISDICTION WHERE THE
OFFER IS NOT PERMITTED.

                                ----------------

                                TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

                              PROSPECTUS SUPPLEMENT

                                   PROSPECTUS

                                       S-2

                            SUMMARY INFORMATION--Q&A

This summary highlights selected information from the prospectus supplement and the accompanying prospectus to help you understand the notes. You should carefully read this prospectus supplement and the accompanying prospectus to understand fully the terms of the notes and the tax and other considerations that are important to you in making a decision about whether to invest in the notes. You should pay special attention to the "Risk Factors" section beginning on page S-7 to determine whether an investment in the notes is appropriate for you.

WHAT ARE THE NOTES?

The notes are a series of senior debt of Lehman Brothers Holdings Inc. ("Lehman
Brothers Holdings") whose value is linked to the performance of a basket of four stock indices. The component indices are the Nikkei 225 Index, the Dow Jones
EURO STOXX 50 Index, the MSCI Taiwan Index and the AMEX Hong Kong 30 Index. See
"The Nikkei 225 Index," "The Dow Jones EURO STOXX 50 Index," "The MSCI Taiwan
Index" and "The AMEX Hong Kong 30 Index." The notes will rank equally with all other unsecured debt of Lehman Brothers Holdings, except subordinated debt, and will mature on August 3, 2010, subject to postponement if a market disruption event occurs on the valuation date.

WHO PUBLISHES THE COMPONENT INDICES AND WHAT DO THEY MEASURE?

Nikkei 225 Index. The Nikkei 225 Index is a stock index published by Nihon
Keizai Shimbun, Inc. ("NKS") that measures the composite price performance of selected Japanese stocks. The Nikkei 225 Index is currently based on 225 stocks traded on the Tokyo Stock Exchange (the "TSE") and represents a broad cross section of Japanese industry. All 225 underlying stocks are stocks listed in the
First Section of the TSE and are, therefore, among the most actively traded stocks on the TSE. The Nikkei 225 Index is a modified, price-weighted index, which means an underlying stock's weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer of the underlying stock.

Dow Jones EURO STOXX 50 Index. The Dow Jones EURO STOXX 50 Index is a stock index published by STOXX Limited ("STOXX") that measures the aggregate price changes in selected Eurozone stocks against a fixed base quantity weight. The
Dow Jones EURO STOXX 50 Index is currently based on 50 stocks of market sector leaders from within the Dow Jones EURO STOXX index. The component stocks have a high degree of liquidity and represent the largest companies across all market sectors defined by the Dow Jones Global Classification Standard. The Dow Jones
EURO STOXX 50 Index is a free float capitalization weighted stock index, which means an underlying stock's weight in the Dow Jones EURO STOXX 50 Index is based on free float adjusted market capitalization of the issuer of the underlying stock.

MSCI Taiwan Index. The MSCI Taiwan Index is a stock index published by Morgan
Stanley Capital International Inc. ("MSCI") that measures the free float adjusted market capitalization of selected securities listed on the Taiwan Stock
Exchange. The MSCI Taiwan Index is currently based on 100 stocks representing each industry group in Taiwan. The MSCI Taiwan Index is a market capitalization weighted index, which means an underlying stock's weight in the MSCI Taiwan
Index is based on the total market capitalization of the issuer of the underlying stock.

AMEX Hong Kong 30 Index. The AMEX Hong Kong 30 Index is a stock index published by the American Stock Exchange, Inc. (the "American Stock Exchange") that measures the market value performance of 30 actively traded stocks listed on The
Stock Exchange of Hong Kong Ltd. (the "HKSE"). The AMEX Hong Kong 30 Index is
currently designed to represent a substantial segment of the Hong Kong stock market. The AMEX Hong Kong 30 Index is a market capitalization weighted stock index, which means an underlying stock's weight in the AMEX Hong Kong 30 Index is based on the total market capitalization of the issuer of the underlying stock.

                                ----------------

Please note that an investment in the notes does not entitle you to any ownership or other interest in the securities underlying the component indices.

WHAT PAYMENTS WILL I RECEIVE ON THE NOTES BEFORE MATURITY?

None. No interest or other payments will be made on the notes before maturity.

                                      S-3

WHAT WILL I RECEIVE IF I HOLD THE NOTES UNTIL THE STATED MATURITY DATE?

On the stated maturity date, Lehman Brothers Holdings will pay to you, per
$1,000 note, an amount equal to:

o   If the final basket value is greater than or equal to the initial basket value, the sum of:

     (1) $1,000 and
                                         final            initial
                        upside         basket value  -  basket value
     (2) $1,000  x  participation  x  -------------------------------
                        rate              initial basket value

o   If the final basket value is less than the initial basket value and the closing basket value is at or above the threshold level on all exchange business days during the measurement period, $1,000.

o   If the final basket value is less than the initial basket value and the closing basket value has fallen below the threshold level on any exchange business day during the measurement period, the product of:

    (1)  $1,000 and

         final basket value
    (2) --------------------
        initial basket value

The measurement period will begin on the date of this prospectus supplement and end on the valuation date. The upside participation rate is 105%. The threshold level is 600, 60% of the initial basket value.

The initial basket value is 1,000. The final basket value will be the closing basket value on the valuation date, which will be the third business day before the stated maturity date. The closing basket value on any particular day will generally be based on the closing levels of the component indices on such day.
It will generally equal the sum of the closing level of the Nikkei 225 Index on such date multiplied by 0.030735, the Dow Jones EURO STOXX 50 Index multiplied by 0.100518, the MSCI Taiwan Index multiplied by 0.996532 and the AMEX Hong Kong
30 Index multiplied by 0.146342. The multipliers have been fixed on the date of this prospectus supplement so that the component indices constitute the initial percentages of the basket set forth below under "The Basket." The multipliers are subject to adjustment under certain circumstances.

If the third business day before the stated maturity date is not an exchange business day or the calculation agent determines that one or more market disruption events have occurred with respect to one or more of the component indices on that day, the calculation agent will, subject to certain limitations, determine the final basket level by reference to the closing basket value on the next exchange business day on which there is not a market disruption event. Any such postponement of the date that would otherwise be the valuation date will cause the stated maturity date to be postponed until three business days after the date that the final basket value is determined.

As a result, on the stated maturity date you will only receive more than $1,000 per $1,000 note if the final basket value on the valuation date is greater than the initial basket value. If the final basket value on the valuation date is less than the initial basket value and the closing basket value has fallen below the threshold level on any exchange business day during the measurement period, you will receive less than $1,000 per $1,000 note on the stated maturity date.

AMOUNT PAYABLE AT MATURITY -- EXAMPLES

Here are three examples of hypothetical calculations of the amount payable per
$1,000 note on the stated maturity date.

EXAMPLE 1. ASSUMING THE FINAL BASKET VALUE ON THE VALUATION DATE IS 1,200:

Because the final basket value is greater than the initial basket value, the appropriate formula for calculating the amount payable on the stated maturity date per $1,000 note is:

                             1,200 - 1,000
$1,000  +  $1,000 x 105% x   --------------  =  $1,210
                                1,000

As a result, on the stated maturity date, you would receive $1,210 per $1,000 note.

EXAMPLE 2. ASSUMING THE FINAL BASKET VALUE ON THE VALUATION DATE IS 750 AND THE
CLOSING BASKET VALUE WAS AT OR ABOVE THE THRESHOLD LEVEL ON ALL EXCHANGE
BUSINESS DAYS DURING THE MEASUREMENT PERIOD:

Because the final basket value is less than 1,000 and the closing basket value is at or above 600 on all exchange business days during the measurement period, on the stated maturity date, you would receive $1,000 per $1,000 note.

                                      S-4

EXAMPLE 3. ASSUMING THE FINAL BASKET VALUE ON THE VALUATION DATE IS 750 AND THE
CLOSING BASKET VALUE FELL BELOW THE THRESHOLD LEVEL ON AN EXCHANGE BUSINESS DAY
DURING THE MEASUREMENT PERIOD:

Because the final basket value is less than 1,000 and the closing basket value fell below 600 on an exchange business day during the measurement period, the appropriate formula for calculating the amount payable on the stated maturity date per $1,000 note is:

                     750
      $1,000  x    --------  =   $750
                    1,000

As a result, on the stated maturity date, you would receive $750 per $1,000 note.

HOW HAVE THE COMPONENT INDICES PERFORMED HISTORICALLY?

Lehman Brothers Holdings has provided tables, beginning on page S-21, showing the performance of each of the component indices from January 1, 2000 through
January 31, 2005. Lehman Brothers Holdings has provided this historical information to help you evaluate the behavior of the component indices so that you can make an informed decision with respect to an investment in the notes.
You should realize, however, that past performance is not necessarily indicative of how the component indices or the notes will perform in the future.

HOW WILL I BE ABLE TO FIND THE LEVELS OF THE COMPONENT INDICES AT ANY POINT IN
TIME?

Nikkei 225 Index. You can obtain the level of the Nikkei 225 Index at any time from the Bloomberg(R) service under the symbol "NKY," or from the Nikkei website, at www.nni.nikkei.co.jp/.

Dow Jones EURO STOXX 50 Index. You can obtain the level of the Dow Jones EURO
STOXX 50 Index at any time from the Bloomberg(R) service under the symbol
"SX5E," or from the Dow Jones website, at www.djindexes.com.

MSCI Taiwan Index. You can obtain the level of the MSCI Taiwan Index at any time from the Bloomberg(R) service under the symbol "TWY," or from the MSCI website, at www.msci.com.

AMEX Hong Kong 30 Index. You can obtain the level of the AMEX Hong Kong 30 Index at any time from the Bloomberg(R) service under the symbol "HKX," or from the
AMEX website, at www.amex.com.

ARE THERE ANY RISKS ASSOCIATED WITH MY INVESTMENT?

Yes, the notes are subject to a number of risks. See "Risk Factors" beginning on page S-7.

WHAT ABOUT TAXES?

No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. Although the issue is not free from doubt,
Lehman Brothers Holdings intends to treat, and by purchasing the notes, for all purposes you will agree to treat a note as a financial contract with cash settlement rather than as a debt instrument. As a result, upon a sale, exchange or other disposition of a note or upon cash settlement at maturity, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. Assuming the note is treated as a financial contract for United States federal income tax purposes, the gain or loss will be treated as long term capital gain or loss. See "United States Federal Income Tax
Consequences."

WHO IS LEHMAN BROTHERS HOLDINGS?

Lehman Brothers Holdings is one of the leading global investment banks, serving institutional, corporate, government and high-net-worth clients and customers.
Lehman Brothers Holdings' worldwide headquarters in New York and regional headquarters in London and Tokyo are complemented by offices in additional locations in the United States, Europe, the Middle East, Latin America and the
Asia Pacific region. See "Lehman Brothers Holdings Inc." and "Where You Can Find
More Information" on page 2 and 6, respectively, of the accompanying prospectus.

                                      S-5

You may request a copy of any document Lehman Brothers Holdings Inc. files with the Securities and Exchange Commission, or the SEC, pursuant to the Securities
Exchange Act of 1934, at no cost, by writing or telephoning Lehman Brothers
Holdings at the following address, which replaces the address provided in the accompanying prospectus:

         Office of the Corporate Secretary
         399 Park Avenue
         New York, New York 10022
         (212) 526-0858

Lehman Brothers Holdings' principal executive offices are located at the following address, which likewise replaces the address provided in the accompanying prospectus:

         745 Seventh Avenue
         New York, New York 10019
         (212) 526-7000

WHAT IS THE ROLE OF LEHMAN BROTHERS INC.?

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, is the underwriter for the offering and sale of the notes. Lehman Brothers Inc. will also be the calculation agent for purposes of calculating the amount payable to you at maturity. Potential conflicts of interest may exist between Lehman
Brothers Inc. and you as a beneficial owner of the notes. See "Risk
Factors--Potential conflicts of interest exist because Lehman Brothers Holdings controls Lehman Brothers Inc., which will act as the calculation agent" and
"Description of the Notes--Calculation agent."

After the initial offering, Lehman Brothers Inc. intends to buy and sell the notes to create a secondary market in the notes and may stabilize or maintain the market price of the notes during the initial distribution of the notes.
However, Lehman Brothers Inc. will not be obligated to engage in any of these market activities or to continue them once they have begun.

IN WHAT FORM WILL THE NOTES BE ISSUED?

The notes will be represented by one or more global securities that will be deposited with and registered in the name of The Depository Trust Company
("DTC") or its nominee. Except in very limited circumstances, you will not receive a certificate for your notes.

WILL THE NOTES BE LISTED ON A STOCK EXCHANGE?

No, the notes will not be listed on a stock exchange.

                                      S-6

                                  RISK FACTORS

You should carefully consider the risk factors provided below as well as the other information contained in this prospectus supplement, the accompanying prospectus and the documents incorporated in this document by reference. As described in more detail below, the trading price of the notes may vary considerably before the stated maturity date due, among other things, to fluctuations in the prices of the securities underlying the component indices and other events that are difficult to predict and beyond Lehman Brothers
Holdings' control.

You should reach an investment decision only after you have carefully considered with your advisors the suitability of an investment in the notes in light of your particular circumstances.

THESE NOTES ARE DIFFERENT FROM CONVENTIONAL DEBT SECURITIES OF LEHMAN BROTHERS
HOLDINGS IN SEVERAL WAYS.

o   THE PAYMENT YOU RECEIVE AT MATURITY MAY BE LESS THAN THE PRICE AT WHICH THE
    NOTES ARE INITIALLY BEING SOLD TO THE PUBLIC. If the final basket value is less than the initial basket value and the closing basket value is at or above the threshold level on all exchange business days during the measurement period, Lehman Brothers Holdings will pay you $1,000 per $1,000 note, notwithstanding that the closing basket value may have been higher than the initial basket value at some time during the term of the notes. If the final basket value is less than the initial basket value and the closing basket value fell below the threshold level on any exchange business day during the measurement period, Lehman Brothers Holdings will pay you less than $1,000 per $1,000 note. You will not receive any payment on the stated
    maturity date if the final basket value is zero.

o   THE PAYMENT YOU RECEIVE AT MATURITY MAY BE LESS THAN THE YIELD ON A
    CONVENTIONAL DEBT SECURITY OF COMPARABLE MATURITY. The amount Lehman
    Brothers Holdings pays you on the stated maturity date may be less than the return you could earn on other investments. Because the amount you receive on the stated maturity date may be less than, equal to or only slightly greater than the price at which the notes are initially being sold to the public, the effective yield to maturity on the notes may be less than that which would be payable on a conventional fixed-rate, non-callable debt security of Lehman Brothers Holdings. In addition, any return on the notes may not fully compensate you for any opportunity cost to you of investing in the notes when you take into account inflation and other factors relating to the time value of money.

o   NO INTEREST OR OTHER PAYMENTS WILL BE PAID ON THE NOTES PRIOR TO MATURITY.

YOUR RETURN ON THE NOTES COULD BE LESS THAN IF YOU OWNED THE SECURITIES
UNDERLYING THE COMPONENT INDICES.

o   YOUR RETURN WILL NOT REFLECT DIVIDENDS ON THE SECURITIES UNDERLYING THE
    COMPONENT INDICES. Your return on the notes will not reflect the return you would realize if you actually owned the securities underlying the component indices and received the dividends paid on those securities. This is because the calculation agent will calculate the amount payable to you by reference to the levels of the component indices, which are calculated by reference to the prices of the securities underlying the component indices without taking into consideration the value of dividends paid on those securities.

o   YOUR RETURN WILL NOT BE ADJUSTED FOR CHANGES IN CURRENCY EXCHANGE RATES.
    Although the securities underlying the component indices are traded in foreign currencies and the notes are denominated in U.S. dollars, the amount payable at maturity will not be adjusted for the currency exchange rates in effect at maturity. Any amount in addition to the principal amount of each note payable to you at maturity is based solely upon the percentage increase in the component indices. Changes in exchange rates, however, may reflect changes in various non-U.S. economies, which in turn may affect the value of the component indices and the notes.

HISTORICAL VALUES OF THE COMPONENT INDICES SHOULD NOT BE TAKEN AS AN INDICATION
OF THE FUTURE PERFORMANCE OF THOSE COMPONENT INDICES DURING THE TERM OF THE
NOTES.

The trading prices of the securities underlying the component indices will determine the basket value. As a result, it is impossible to predict whether the

                                      S-7

basket value will fall or rise. Trading prices of the securities underlying the component indices will be influenced by complex and interrelated political, economic, financial and other factors that can affect the markets in which those securities are traded and the values of the underlying securities themselves.

CHANGES IN THE VALUE OF ONE OR MORE OF THE COMPONENT INDICES MAY OFFSET EACH
OTHER.

Price movements in the component indices may not correlate with each other. At a time when the value of one or more of the component indices increases, the value of one or more of the other component indices may not increase as much or may even decline in value. Therefore, in calculating the closing basket value on the valuation date, increases in the value of one or more of the component indices may be moderated, or wholly offset, by lesser increases or declines in the value of one or more of the other component indices, particularly if such indices represent a greater percentage of the basket at that time. You can review the historical prices of each of the component indices for each fiscal quarter in the period from January 1, 2000 through January 31, 2005 below, beginning on page S-21. You cannot predict the future performance of any of the component indices or of the basket as a whole, or whether increases in the prices of any of the component indices will be offset by decreases in the prices of other component indices, based on historical performance. In addition, the final basket value may not be higher than the initial basket value, which must be so for you to receive at maturity an amount in excess of the price at which the notes are initially being sold to the public.

THE INCLUSION OF COMMISSIONS AND PROJECTED PROFIT FROM HEDGING IN THE PUBLIC
OFFERING PRICE IS LIKELY TO ADVERSELY AFFECT SECONDARY MARKET PRICES.

Assuming no change in market conditions or any other relevant factors, the price, if any, at which Lehman Brothers Inc. is willing to purchase the notes in secondary market transactions will likely be lower than the public offering price, since the public offering price included, and secondary market prices are likely to exclude, commissions paid with respect to the notes, as well as the projected profit included in the cost of hedging our obligations under the notes. In addition, any such prices may differ from values determined by pricing models used by Lehman Brothers Inc., as a result of dealer discounts, mark-ups or other transaction costs.

THE NOTES MAY NOT BE ACTIVELY TRADED.

There may be little or no secondary market for the notes. The notes will not be listed on a stock exchange and it is not possible to predict whether the notes will trade in the secondary market. Even if there is a secondary market, it may not provide significant liquidity. Lehman Brothers Inc. currently intends to act as a market maker for the notes, but it is not required to do so.

THE VALUE OF THE NOTES WILL BE AFFECTED BY NUMEROUS FACTORS, SOME OF WHICH ARE
RELATED IN COMPLEX WAYS.

The value of the notes in the secondary market will be affected by supply and demand of the notes, the level of the component indices at that time and a number of other factors, some of which are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The price at which you will be able to sell the notes before the stated maturity date may be at a discount, which could be substantial, from the price at which the notes are initially being sold to the public, if, at that time, the basket value is less than, equal to or not sufficiently above the initial basket value. A change in a specific factor could have the following impacts on the market value of the notes, assuming all other conditions remain constant.

o   BASKET PERFORMANCE. Lehman Brothers Holdings expects that the market value of the notes will depend substantially on the performance of the basket at any given point in time. If you decide to sell your notes prior to the stated maturity date, you may nonetheless receive substantially less than the amount that would be payable on the stated maturity date based on the basket value on the date you sell your notes because of expectations that the basket value will continue to fluctuate until the amount payable on the stated maturity date is determined. If you decide to sell your notes when the basket value is below the initial basket value or if the closing basket value falls below the threshold level on any exchange business day during the measurement period, you can expect to receive less than the price at which the notes are initially being sold to the public. Political, economic and other developments that affect the outlook for securities underlying the component indices are likely to directly affect the level of those component indices and could indirectly affect the value of the notes.

                                      S-8

o   INTEREST RATES. The trading value of the notes may be affected by changes in interest rates. In general, if U.S. or foreign interest rates change, the trading value of the notes may be adversely affected.

o   VOLATILITY OF THE COMPONENT INDICES. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the levels of the component indices change, the trading value of the notes may be adversely affected. Lehman Brothers Holdings is unable to predict the effect of these events on the future value or volatility of the component indices.

o   VOLATILITY OF CURRENCY EXCHANGE RATES. The exchange rate between the U.S.
    dollar and each of the foreign currencies in which the securities underlying the component indices are denominated is a foreign exchange spot rate that measures the relative values of two currencies, the particular currency in which the securities underlying a particular component index are denominated and the U.S. dollar. This exchange rate increases when the U.S. dollar appreciates relative to the particular currency in which the securities underlying a particular component index are denominated. This exchange rate is expressed as a rate that reflects the amount of the particular currency in which the securities underlying a particular component index are denominated that can be purchased for one U.S. dollar. Volatility is the term used to describe the size and frequency of price and/or market fluctuations. If the volatility of the exchange rate between the U.S. dollar and each of the foreign currencies in which the securities underlying the component indices are denominated changes, the trading value of the notes may be adversely affected.

o   CORRELATION BETWEEN CURRENCY EXCHANGE RATES AND THE COMPONENT INDICES.
    Correlation is the term used to describe the relationship between the percentage changes in the exchange rate between the U.S. dollar and each of the foreign currencies in which the securities underlying the component indices are denominated and the percentage changes in the component indices.
    If the correlation between the exchange rate between the U.S. dollar and any of the foreign currencies in which the securities underlying a particular component index are denominated changes, the trading value of the notes may be adversely affected.

o   MERGER AND ACQUISITION TRANSACTIONS. Some of the securities underlying the component indices may be affected by mergers and acquisitions, which can contribute to volatility of such component indices. Additionally, as a result of a merger or acquisition, one or more securities in a component index may be replaced with a surviving or acquiring entity's securities. The surviving or acquiring entity's securities may not have the same characteristics as the securities originally underlying such component index.

o   TIME REMAINING TO MATURITY. The value of the notes may be affected by the time remaining to maturity. As the time remaining to the maturity of the notes decreases, this time value may decrease, adversely affecting the trading value of the notes.

o   DIVIDEND YIELDS. If dividend yields on the securities underlying the component indices increase, the value of the notes may be adversely affected because the component indices do not incorporate the value of those payments.

o   LEHMAN BROTHERS HOLDINGS' CREDIT RATINGS, FINANCIAL CONDITION AND RESULTS.
    Actual or anticipated changes in Lehman Brothers Holdings' credit ratings, financial condition or results may affect the market value of the notes.

o   ECONOMIC CONDITIONS AND EARNINGS PERFORMANCE OF THE UNDERLYING COMPANIES.
    General economic conditions and earnings results of the companies whose securities underlie the component indices and real or anticipated changes in those conditions or results may affect the market value of the notes.

o   LEVEL OF THE BASKET FROM THE DATE OF THIS PROSPECTUS SUPPLEMENT. If the
    closing level of the basket falls below the threshold level on any exchange business day during the measurement period, the trading value of the notes may be adversely affected.

You should understand that the impact of one of the factors specified above, such as an increase in interest rates, may offset some or all of any change in the trading value of the notes attributable to another factor, such as an increase in the basket performance.

                                      S-9

In general, assuming all relevant factors are held constant, the effect on the trading value of the notes of a given change in most of the factors listed above will be less if it occurs later than if it occurs earlier in the term of the notes.

AN INVESTMENT IN THE NOTES IS SUBJECT TO RISKS ASSOCIATED WITH FOREIGN
SECURITIES MARKETS.

The indices included in the basket are comprised of securities issued by foreign companies and are denominated in foreign currencies. You should be aware that investments in securities linked to the value of foreign equity securities involve particular risks. The foreign securities markets may be more volatile than U.S. securities markets, and market developments may affect foreign markets differently from U.S. or other securities markets. Direct or indirect government intervention to stabilize the foreign securities markets, as well as cross-shareholdings in foreign companies, may affect trading prices and volumes in those markets. Also, there is generally less publicly available information about foreign companies that are not subject to the reporting requirements of the SEC, and foreign companies are subject to accounting, auditing and financial reporting standards and requirements that differ from those applicable to U.S.
reporting companies.

Securities prices outside the United States are subject to political, economic, financial and social factors that apply in foreign countries. These factors, which could negatively affect foreign securities markets, include the possibility of changes in a foreign government's economic and fiscal policies, the possible imposition of, or changes in, currency exchange laws or other laws or restrictions applicable to foreign companies or investments in foreign equity securities and the possibility of fluctuations in the rate of exchange between currencies. Moreover, foreign economies may differ favorably or unfavorably from the U.S. economy in important respects, such as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

ADJUSTMENTS TO THE COMPONENT INDICES COULD ADVERSELY AFFECT THE VALUE OF THE
NOTES.

The policies of a publisher of a component index concerning additions, deletions and substitutions of the securities underlying such component index and the manner in which such publisher takes account of certain changes affecting such underlying securities may affect the value of the basket. The policies of the publisher of a component index with respect to the calculation of such component index could also affect the value of the basket. The publisher of a component index may discontinue or suspend calculation or dissemination of such component index or materially alter the methodology by which it calculates such component index. Any such actions could affect the value of the notes. See "Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation" and "The Nikkei 225 Index," "The Dow Jones EURO STOXX 50
Index," "The MSCI Taiwan Index" and "The AMEX Hong Kong 30 Index."

LEHMAN BROTHERS HOLDINGS CANNOT CONTROL ACTIONS BY THE COMPANIES WHOSE
SECURITIES UNDERLIE THE COMPONENT INDICES.

Actions by these companies may have an adverse effect on the price of the securities underlying the component indices and the notes. In addition, these companies are not involved in this offering of notes and have no obligations with respect to the notes, including any obligation to take Lehman Brothers
Holdings' or your interests into consideration for any reason. These companies will not receive any of the proceeds of this offering of notes and are not responsible for, and have not participated in, the determination of the timing of, prices for, or quantities of, the notes to be issued. These companies are not involved with the administration, marketing or trading of the notes and have no obligations with respect to the amount to be paid to you on the stated
maturity date.

LEHMAN BROTHERS HOLDINGS AND ITS AFFILIATES HAVE NO AFFILIATION WITH THE
PUBLISHERS OF THE COMPONENT INDICES AND ARE NOT RESPONSIBLE FOR THEIR PUBLIC
DISCLOSURE OF INFORMATION.

Each publisher of a component index provides and services such component index.
Lehman Brothers Holdings and its affiliates are not affiliated with the publishers of the component indices in any way (except for licensing arrangements discussed below in "The Nikkei 225 Index," "The Dow Jones EURO
STOXX 50 Index," "The MSCI Taiwan Index" and "The AMEX Hong Kong 30 Index") and
have no ability to control or predict their actions, including any errors in or discontinuation of disclosure regarding their methods or policies relating to the calculation of the component indices. See "Description of the Notes--Market disruption events" and "Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation." The publishers of the component indices are not involved in this offering of notes in any way and have no obligation to consider your interest as an owner of the notes in taking any actions that might affect the value of your notes.

                                      S-10

Neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of the information about the component indices or the publishers of such component indices contained in this prospectus supplement or any public disclosure of information by such publishers. You, as an investor in the notes, should make your own investigation into the component indices and the publishers of such component indices.

POTENTIAL CONFLICTS OF INTEREST EXIST BECAUSE LEHMAN BROTHERS HOLDINGS CONTROLS
LEHMAN BROTHERS INC., WHICH WILL ACT AS THE CALCULATION AGENT.

Lehman Brothers Inc. will act as the calculation agent, which determines the amount you will receive on the notes at maturity, whether adjustments should be made to the basket value and whether a market disruption event has occurred. As a result, potential conflicts of interest may exist between Lehman Brothers Inc.
and you. See "Description of the Notes--Payment on the stated maturity date,"
"Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation" and "Description of the
Notes--Market disruption events."

PURCHASES AND SALES OF SECURITIES UNDERLYING THE COMPONENT INDICES BY LEHMAN
BROTHERS HOLDINGS AND ITS AFFILIATES COULD AFFECT THE PRICES OF THOSE SECURITIES
OR THE LEVEL OF THE COMPONENT INDICES.

Lehman Brothers Holdings and its affiliates, including Lehman Brothers Inc., may from time to time buy or sell securities underlying the component indices or derivative instruments related to those securities for their own accounts in connection with their normal business practices or in connection with hedging of
Lehman Brothers Holdings' obligations under the notes. These transactions could affect the prices of those securities or the level of the component indices. See
"Use of Proceeds and Hedging."

YOU HAVE NO SHAREHOLDER RIGHTS.

Investing in the notes is not equivalent to investing in the securities underlying the indices comprising the basket. As an investor in the notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the securities that underlie the component indices.

THE TAX CONSEQUENCES OF AN INVESTMENT IN THE NOTES ARE UNCERTAIN.

Investors should consider the tax consequences of investing in the notes. No statutory, judicial or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. As a result, significant aspects of the
United States federal income tax consequences of an investment in the notes are not certain. Lehman Brothers Holdings is not requesting any ruling from the
Internal Revenue Service with respect to the notes and cannot assure you that the Internal Revenue Service will agree with the treatment described in this document. Although the issue is not free from doubt, Lehman Brothers Holdings intends to treat, and by purchasing a note, for all purposes you agree to treat a note as a financial contract with cash settlement, rather than as a debt instrument. See "United States Federal Income Tax Consequences."

                                      S-11

                           USE OF PROCEEDS AND HEDGING

An amount equal to approximately 85% of the proceeds to be received by Lehman
Brothers Holdings from the sale of the notes may be used by Lehman Brothers
Holdings or one or more of its subsidiaries before and immediately following the initial offering of the notes to acquire securities underlying the component indices. From time to time, Lehman Brothers Holdings or one or more of its subsidiaries may also acquire futures contracts or listed or over-the-counter options contracts in, or other derivative or synthetic instruments related to, the component indices or those securities underlying the component indices, to hedge Lehman Brothers Holdings' obligations under the notes. The balance of the proceeds will be used for general corporate purposes. These hedging techniques will result in nominal transaction costs to Lehman Brothers Holdings. See "Use of Proceeds and Hedging" on page 7 of the accompanying prospectus.

From time to time after the initial offering and before the maturity of the notes, depending on market conditions, including the market price of the securities underlying the component indices, Lehman Brothers Holdings expects that it or one or more of its subsidiaries will increase or decrease their initial hedging positions using dynamic hedging techniques. Lehman Brothers
Holdings or one or more of its subsidiaries may take long or short positions in those securities or in the futures contracts or in listed or over-the-counter options contracts or other derivative or synthetic instruments related to those securities. In addition, Lehman Brothers Holdings or one or more of its subsidiaries may purchase or otherwise acquire a long or short position in notes from time to time and may, in their sole discretion, hold or resell those notes.
Lehman Brothers Holdings or one or more of its subsidiaries may also take positions in other types of appropriate financial instruments that may become available in the future.

To the extent that Lehman Brothers Holdings or one or more of its subsidiaries has a long hedge position in any of the securities underlying the component indices, or futures or options contracts or other derivative or synthetic instruments related to those securities, Lehman Brothers Holdings or one or more of its subsidiaries may liquidate a portion of their holdings at or about the time of the maturity of the notes or at or about the time of a change in the securities underlying the component indices. Depending, among other things, on future market conditions, the aggregate amount and the composition of the positions are likely to vary over time. Profits or losses from any of those positions cannot be ascertained until the position is closed out and any offsetting position or positions are taken into account. Certain activity by
Lehman Brothers Holdings or one or more of its subsidiaries described above can potentially increase or decrease the prices of the securities underlying the component indices and, accordingly, increase or decrease the performance of the basket. Although Lehman Brothers Holdings has no reason to believe that any of those activities will have a material impact on the price of the securities underlying the component indices, these activities could have such an effect.

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                              NINE MONTHS
                        YEAR ENDED NOVEMBER 30,                  ENDED
-----------------------------------------------------------    AUGUST 31,
   1999        2000        2001        2002         2003         2004
----------   -------     -------     --------     ---------   -----------
   1.12        1.14        1.11        1.13         1.29         1.39

                                      S-12

                            DESCRIPTION OF THE NOTES

GENERAL

You will find information about the notes in two separate documents that progressively provide more detail:

o   the accompanying prospectus; and

o   this prospectus supplement.

Because the terms of the notes may differ from the general information Lehman
Brothers Holdings has provided in the prospectus, in all cases you should rely on information in this prospectus supplement over different information in the prospectus. The notes are to be issued as a series of debt securities under the senior indenture, which is more fully described in the prospectus. For a description of the rights attaching to different series of debt securities under the senior indenture, you should refer to the section "Description of Debt
Securities" beginning on page 8 of the accompanying prospectus. The notes are
Senior Debt as described in the accompanying prospectus. Citibank, N.A. is trustee under the senior indenture.

Lehman Brothers Holdings may initially issue up to $17,000,000 ($19,550,000 if the underwriter's over-allotment option is exercised in full) aggregate principal amount of notes. Lehman Brothers Holdings may, without the consent of the holders of the notes, create and issue additional notes ranking equally with the notes and otherwise similar in all respects so that such further notes shall be consolidated and form a single series with the notes. No additional notes can be issued if an event of default has occurred with respect to the notes.

The notes will be issued in denominations of $1,000 and whole multiples of
$1,000. The minimum initial investment will be $10,000.

INTEREST

None. No interest or other payments will be made on the notes before maturity.

PAYMENT ON THE STATED MATURITY DATE

The notes will mature on August 3, 2010, subject to postponement if a market disruption event occurs on the valuation date.

On the stated maturity date, Lehman Brothers Holdings will pay to you, per
$1,000 note, an amount equal to:

o   If the final basket value is greater than or equal to the initial basket value, the sum of:

     (1)  $1,000 and
                                           final           initial
                         upside         basket value  -  basket value
     (2)  $1,000   x  participation  x  -----------------------------
                         rate               initial basket value

o   If the final basket value is less than the initial basket value and the closing basket value is at or above the threshold level on all exchange business days during the measurement period, $1,000.

o   If the final basket value is less than the initial basket value and the closing basket value has fallen below the threshold level on any exchange business day during the measurement period, the product of:

    (1)  $1,000 and

          final basket value
    (2)  --------------------
         initial basket value

The measurement period will begin on the date of this prospectus supplement and end on the valuation date. The upside participation rate is 105%. The threshold level is 600, 60% of the initial basket value (subject to appropriate adjustment by the calculation agent to reflect adjustments in one or more of the component indices).

The initial basket value is 1,000. The final basket value will be the closing basket value on the valuation date, which will be the third business day before the stated maturity date. The closing basket value on any particular day will generally be based on the closing levels of the component indices on such day.
The closing basket value on any particular day will generally equal the sum of the closing level of the Nikkei 225 Index on such date multiplied by 0.030735, the Dow Jones EURO STOXX 50 Index multiplied by 0.100518, the MSCI Taiwan Index multiplied by 0.996532 and the AMEX Hong Kong 30 Index multiplied by 0.146342.
The multipliers have been fixed on the date of this prospectus supplement so that the component indices constitute the initial percentages of the basket set forth below under "The Basket." The multipliers are subject to adjustment under certain circumstances.

If the third business day before the stated maturity date is not an exchange business day or the

                                      S-13

calculation agent determines that one or more market disruption events have occurred with respect to one or more of the component indices on that day, the calculation agent will determine the final basket value by reference to the closing basket value on the next exchange business day on which there is not a market disruption event; provided, however, if a market disruption event occurs on each of the eight exchange business days following the originally scheduled valuation date, then (a) that eighth exchange business day shall be deemed the valuation date and (b) the calculation agent shall determine the final basket value based upon its good faith estimate of the value of the basket on that eighth exchange business day. Any such postponement of the date that would otherwise be the valuation date will cause the stated maturity date to be postponed until three business days after the date that the final basket value is determined.

On the stated maturity date you will only receive more than $1,000 per $1,000 note if the final basket value on the valuation date is greater than the initial basket value. If the final basket value on the valuation date is less than the initial basket value and the closing basket value has fallen below the threshold level on any exchange business day during the measurement period, you will receive less than $1,000 per $1,000 note on the stated maturity date.

The "closing level" of any component index (or any successor index) on any particular day means the closing level of such component index as reported by the publisher of such component index (or of any successor index, as reported by the publisher of such successor index) on such day or as determined by the calculation agent as described in the following section.

An "exchange business day" means any day on which all of the component indices
(and any successor indices) are published by their respective publisher or are otherwise determined by the calculation agent as described in the following section.

DISCONTINUANCE OF ONE OR MORE OF THE COMPONENT INDICES; ALTERATION OF METHOD OF
CALCULATION

If a publisher of one of the component indices discontinues publication of such component index and such publisher or another entity publishes a successor or substitute index that the calculation agent determines, in its sole discretion exercised in good faith, to be comparable to the discontinued component index, then the calculation agent shall determine each subsequent closing basket value to be used in (a) determining whether the closing basket value has fallen below the threshold level on any exchange business day during the measurement period and (b) computing the amount payable on the stated maturity date by reference to the closing level of such successor index on the applicable date.

Upon any selection by the calculation agent of any successor index, Lehman
Brothers Holdings will promptly give notice to the holders of the notes.

If a publisher of one of the component indices discontinues publication of such component index and the calculation agent determines that no successor index is available at such time or if such publisher (or the publisher of any successor index) fails to calculate and publish a closing level for such component index
(or a successor index) on any date when it would ordinarily do so in accordance with its customary practice, the component index (or successor index) will be removed from the basket as of the close of business on the last day on which its closing level was published by its publisher and the weight of each remaining component index (or successor index) will simultaneously be increased by an amount determined by the calculation agent such as to result in both (a) the relative weights of remaining component indices on such day and (b) the closing basket value on such day remaining unchanged. In addition, the calculation agent will make such other adjustments to the terms of the notes as may be required to account for such discontinued component index. Notwithstanding these alternative arrangements, discontinuance of the publication of any component index may adversely affect the value of the notes.

If at any time the method of calculating a component index, any successor index or the closing level thereof on any particular day, is changed in a material respect, or if a component index or any successor index is in any other way modified so that such index does not, in the opinion of the calculation agent, fairly represent the level of such component index or such successor index had such changes or modifications not been made, then, from and after such time, the calculation agent will, at the close of trading of the relevant exchanges on which the securities comprising such component index or such successor index traded on any date the closing level of a component index is to be determined, make such calculations and adjustments as, in its good faith judgment, may be necessary in order to arrive at a level of a stock index comparable to such component index or such successor index, as the case may be, as if such changes or modifications had not been made. The calculation agent will calculate the closing level of a component index on any particular day and the amount payable on the stated maturity date with reference to such component index or such successor

                                      S-14

index, as adjusted. The "relevant exchange" for any security (or any combination thereof then underlying any component index or any successor index) means the primary exchange, quotation system (which includes bulletin board services) or other market of trading for such security.

Accordingly, if the method of calculating a component index or a successor index is modified so that the level of such index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust such index in order to arrive at a level of such component index or such successor index as if it had not been modified.

MARKET DISRUPTION EVENTS

A market disruption event with respect to a component index (or any successor index) will occur on any day if the calculation agent determines in its sole discretion that any of the following events has occurred:

o   A material suspension of or limitation imposed on trading relating to the securities that then comprise 20% or more of such component index or any successor index, by the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by that relevant exchange or otherwise.

o   A material suspension of, or limitation imposed on, trading in futures or options contracts relating to such component index or any successor index by the primary exchange on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on such day, whether by reason of movements in price exceeding limits permitted by the exchanges or otherwise.

o   Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values, for the securities that then comprise 20% or more of such component index or any successor index on the relevant exchanges on which those securities are traded, at any time during the one-hour period that ends at the close of trading on that day.

o   Any event, other than an early closure, that disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the futures or options contracts relating to such component index or any successor index on the primary exchange or quotation system on which those futures or options contracts are traded, at any time during the one-hour period that ends at the close of trading on that day.

o   The closure of the relevant exchanges on which the securities that then comprise 20% or more of such component index or any successor index are traded or on which futures or options contracts relating to such component index or any successor index are traded prior to its scheduled closing time unless the earlier closing time is announced by the relevant exchanges at least one hour prior to the earlier of (1) the actual closing time for the regular trading session on the relevant exchanges and (2) the submission deadline for orders to be entered into the relevant exchanges for execution at the close of trading on that day.

For purposes of determining whether a market disruption event has occurred:

o   the relevant percentage contribution of a security to the level of a component index or any successor index will be based on a comparison of (x)
    the portion of the level of such component index attributable to that security and (y) the overall level of such component index, in each case immediately before the occurrence of the market disruption event; and

o   "close of trading" means in respect of any relevant exchange, the scheduled weekday closing time on a day on which the relevant exchange is scheduled to be open for trading for its respective regular trading session, without regard to after hours or any other trading outside of the regular trading session hours.

Under certain circumstances, the duties of Lehman Brothers Inc. as the calculation agent in determining the existence of market disruption events could conflict with the interests of Lehman Brothers Inc. as an affiliate of the issuer of the notes.

Lehman Brothers Holdings cannot predict the likelihood of a market disruption event in the future.

                                      S-15

HYPOTHETICAL RETURNS

The tables below illustrate, for a range of hypothetical final basket values calculated on the valuation date:

o   the hypothetical percentage change from the initial basket value;

o   the hypothetical total amount payable on the stated maturity date per $1,000 note;

o   the hypothetical pre-tax total rate of return; and

o   the hypothetical annualized pre-tax rate of return.

The hypothetical results illustrated in the first table assume that the closing basket value is at or above the threshold level on all exchange business days during the measurement period. Those in the second table assume that the closing basket value has fallen below the threshold level on any exchange business day during the measurement period.

TABLE 1: CLOSING BASKET VALUE IS AT OR ABOVE THE THRESHOLD LEVEL ON ALL EXCHANGE
BUSINESS DAYS DURING THE MEASUREMENT PERIOD.

                                    HYPOTHETICAL
                 HYPOTHETICAL       TOTAL AMOUNT
                  PERCENTAGE           PAYABLE         HYPOTHETICAL
HYPOTHETICAL      CHANGE FROM       ON THE STATED         PRE-TAX          HYPOTHETICAL
FINAL BASKET    INITIAL BASKET     MATURITY DATE      TOTAL RATE OF    ANNUALIZED PRE-TAX
   VALUE            VALUE         PER $1,000 NOTE         RETURN         RATE OF RETURN
------------    --------------    ---------------     -------------    ------------------

      0.00            NA                 NA                  NA                 NA
    200.00            NA                 NA                  NA                 NA
    400.00            NA                 NA                  NA                 NA
    700.00           -30%            $1,000.00              0.00%              0.00%
    900.00           -10              1,000.00              0.00               0.00
  1,000.00             0              1,000.00              0.00               0.00
  1,200.00            20              1,210.00             21.00               3.53
  1,400.00            40              1,420.00             42.00               6.58
  1,600.00            60              1,630.00             63.00               9.29
  1,800.00            80              1,840.00             84.00              11.72
  2,000.00           100              2,050.00            105.00              13.94

TABLE 2: CLOSING BASKET VALUE HAS FALLEN BELOW THE THRESHOLD LEVEL ON ANY
EXCHANGE BUSINESS DAY DURING THE MEASUREMENT PERIOD.

                                    HYPOTHETICAL
                 HYPOTHETICAL       TOTAL AMOUNT
                  PERCENTAGE           PAYABLE         HYPOTHETICAL
HYPOTHETICAL      CHANGE FROM       ON THE STATED         PRE-TAX          HYPOTHETICAL
FINAL BASKET    INITIAL BASKET     MATURITY DATE      TOTAL RATE OF    ANNUALIZED PRE-TAX
   VALUE            VALUE         PER $1,000 NOTE         RETURN         RATE OF RETURN
------------    --------------    ---------------     -------------    ------------------

      0.00          -100%            $    0.00           -100.00%           -100.00%
    200.00           -80                200.00            -80.00             -25.37
    400.00           -60                400.00            -60.00             -15.35
    700.00           -30                700.00            -30.00              -6.28
    900.00           -10                900.00            -10.00              -1.90
  1,000.00             0              1,000.00              0.00               0.00
  1,200.00            20              1,210.00             21.00               3.53
  1,400.00            40              1,420.00             42.00               6.58
  1,600.00            60              1,630.00             63.00               9.29
  1,800.00            80              1,840.00             84.00              11.72
  2,000.00           100              2,050.00            105.00              13.94

                                      S-16

The above figures are for purposes of illustration only. The actual amount received by investors and the resulting total and annualized pre-tax rate of return will depend entirely on the actual final basket value and the amount payable on the stated maturity date determined by the calculation agent. In particular, the actual final basket value could be lower or higher than those reflected in the tables.

You should compare the features of the notes to other available investments before deciding to purchase the notes. Due to the uncertainty concerning the amount payable on the stated maturity date, the return on investment with respect to the notes may be higher or lower than the return available on other securities issued by Lehman Brothers Holdings or by others and available through
Lehman Brothers Inc. You should reach an investment decision only after carefully considering the suitability of the notes in light of your particular circumstances.

CALCULATION AGENT

Lehman Brothers Inc., a subsidiary of Lehman Brothers Holdings, will act as initial calculation agent for the notes. Pursuant to the calculation agency agreement, Lehman Brothers Holdings may appoint a different calculation agent from time to time after the date of this prospectus supplement without your consent and without notifying you.

The calculation agent will determine the amount you receive on the stated
maturity date of the notes.

In addition, the calculation agent will determine, among other things:

o   the successor index if publication of a component index is discontinued;

o   the weight of each remaining component index if no successor index is available or if the publisher of such component index or the publisher of any successor index, as the case may be, fails to calculate and publish a closing level on any date;

o   adjustments to a component index, the successor index or the closing level thereof if the method of calculating any of these items changes in a material respect or if a component index or successor index is in any other way modified so that it does not, in the opinion of the calculation agent, fairly represent the value of such component index, or successor index, as the case may be, had such changes or modifications not been made;

o   adjustments to the threshold level, if required in order to reflect adjustments made in a component index or successor index; and

o   whether a market disruption event has occurred.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and, in the absence of manifest error, will be conclusive for all purposes and binding on Lehman Brothers Holdings and you. The calculation agent will have no liability for its determinations, except as provided in the calculation agency agreement.

EVENTS OF DEFAULT AND ACCELERATION

If an event of default with respect to any notes has occurred and is continuing, the amount payable to you upon any acceleration permitted under the senior indenture will be equal to, per $1,000 note, the amount that would have been payable at maturity, calculated as though the date of acceleration was the stated maturity date, the date three business days before that date was the valuation date and marked the end of the measurement period. If a bankruptcy proceeding is commenced in respect of Lehman Brothers Holdings, the claims of the holder of a note may be limited, under Section 502(b)(2) of Title 11 of the
United States Code, as though the commencement of the proceeding was on the stated maturity date and the date three business days before that date was the valuation date and marked the end of the measurement period. See "Description of
Debt Securities--Defaults" beginning on page 13 of the accompanying prospectus.

                                      S-17

                                   THE BASKET

The basket will represent a weighted portfolio of the four selected indices in the basket. The value of the basket will increase or decrease depending upon the performance of the component indices.

The four component indices, their Bloomberg ticker symbol, the initial component index level used to determine the multiplier for such index, the initial multiplier for such index, the initial weight in the basket for each component index and the initial percentage of the basket represented by each component index are as follows:

                                           INITIAL                                                 INITIAL
                           BLOOMBERG      COMPONENT          INITIAL        INITIAL WEIGHT       PERCENTAGE
    COMPONENT INDEX         TICKER       INDEX LEVEL       MULTIPLIER        IN THE BASKET      OF THE BASKET
----------------------     ---------     -----------       ----------       --------------     --------------
The Nikkei 225 Index..        NKY         11,387.59         0.030735              350               35.0%
The Dow Jones
  EURO STOXX 50
  Index...............       SX5E          2,984.59         0.100518              300               30.0%
The MSCI Taiwan
  Index...............        TWY           250.87          0.996532              250               25.0%
The AMEX Hong
  Kong 30 Index.......        HKX           683.33          0.146342              100               10.0%
                                                                                -----              ------
                                                                                1,000              100.0%
                                                                                =====              ======

-------------

Information in the table above as to the initial index level was obtained from
Bloomberg L.P.

                                      S-18

                              THE NIKKEI 225 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the Nikkei 225 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, NKS. NKS has no obligation to continue to publish, and may discontinue publication of, the Nikkei 225 Index. The consequences of NKS discontinuing publication of the Nikkei 225 Index are described in the section entitled "Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation." Lehman Brothers
Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the Nikkei 225 Index.

The Nikkei 225 Index is a stock index calculated, published and disseminated by
NKS that measures the composite price performance of selected Japanese stocks.
The Nikkei 225 Index is currently based on 225 underlying stocks trading on the
TSE and represents a broad cross-section of Japanese industry. All 225 of the stocks underlying the Nikkei 225 Index are stocks listed in the First Section of the TSE. Stocks listed in the First Section are among the most actively traded stocks on the TSE. Nikkei rules require that the 75 most liquid issues
(one-third of the component count of the Nikkei 225 Index) be included in the
Nikkei 225 Index. Futures and options contracts on the Nikkei 225 Index are traded on the Singapore Monetary Exchange, Ltd., the Osaka Securities Exchange
and the Chicago Mercantile Exchange.

As of January 31, 2005 the 225 companies included in the Nikkei 225 Index were divided into six sector categories: Technology, Financials, Consumer Goods,
Materials, Capital Goods/Others and Transportation/Utilities. These sector categories are further divided into 36 Nikkei industrial classifications (with the number of companies currently included in each industrial classification indicated in parentheses):

Technology -- Pharmaceuticals (9), Electrical Machinery (28), Automotive (9),
    Precision Instruments (4) Communications (4)

Financials -- Banking (11), Other Financial Services (2), Securities (4),
    Insurance (3)

Consumer Goods -- Fishery (1), Food (15), Retail (8), Services (7)

Materials - Mining (1), Textiles & Apparel (9), Pulp & Paper (4), Chemicals 17),
    Oil & Coal Products (3), Rubber Products (2), Glass & Ceramics (7),
    Steel Products (4), Nonferrous Metals (11), Trading Companies (9)

Capital Goods/Others -- Construction (9), Machinery (13), Shipbuilding (3),
    Other Transportation Equipment (1), Other Manufacturing (3), Real Estate (4)

Transportation and Utilities -- Railway/Bus (7), Other Land Transport (2),
    Marine Transport (3), Air Transport (2), Warehousing (1), Electric Power
    (3), Gas (2)

COMPUTATION OF THE NIKKEI 225 INDEX

While NKS currently employs the following methodology to calculate the Nikkei
225 Index, the NKS may modify or change such methodology in the future.

The Nikkei 225 Index is a modified, price-weighted index. Each stock's weight in the Nikkei 225 Index is based on its price per share rather than the total market capitalization of the issuer. NKS calculates the Nikkei 225 Index by multiplying the per share price of each underlying stock by the corresponding weighting factor for that underlying stock (a "Weight Factor"), calculating the sum of all these products and dividing that sum by a divisor. The divisor, initially set on May 16, 1949 at 225, was 23.947 as of January 17, 2005, and is
subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing (Y)50 by the par value of the relevant underlying stock, so that the share price of each underlying stock when multiplied by its Weight
Factor corresponds to a share price based on a uniform par value of (Y)50. Each
Weight Factor represents the number of shares of the related underlying stock, which are included in one trading unit of the Nikkei 225 Index. The stock prices used in the calculation of the Nikkei 225 Index are those reported by a primary market for the underlying stocks, which is currently the TSE. The level of the
Nikkei 225 Index is calculated once per minute during TSE trading hours.

In order to maintain continuity in the level of the Nikkei 225 Index in the event of certain changes due to non-market factors affecting the underlying stocks,

                                      S-19

such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei 225 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei 225
Index. The divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of each change affecting any underlying stock, the divisor is adjusted in such a way that the sum of all share prices immediately after the change multiplied by the applicable Weight
Factor and divided by the new divisor, i.e., the level of the Nikkei 225 Index immediately after the change, will equal the level of the Nikkei 225 Index immediately prior to the change

Underlying stocks may be deleted or added by NKS. However, to maintain continuity in the Nikkei 225 Index, the policy of NKS is generally not to alter the composition of the underlying stocks except when an underlying stock is deleted in accordance with the following criteria. Any stock becoming ineligible for listing in the First Section of the TSE due to any of the following reasons will be deleted from the underlying stocks: bankruptcy of the issuer; merger of the issuer into, or acquisition of the issuer by, another company; delisting of the stock or transfer of the stock to the "Seiri-Post" because of excess debt of the issuer or because of any other reason; or transfer of the stock to the
Second Section of the TSE. In addition, a component stock transferred to the
"Kanri-Post" (post for stock under supervision) is in principle a candidate for deletion. Underlying stocks with relatively low liquidity, based on trading value and rate of price fluctuation over the past five years, may be deleted by
Nikkei. Upon deletion of a stock from the Nikkei 225 Index, NKS will select, in accordance with certain criteria established by it, a replacement for the deleted underlying stock. In an exceptional case, a newly listed stock in the
First Section of the TSE that is recognized by NKS to be representative of a market may be added to the underlying stocks. As a result, an existing underlying stock with low trading volume and not representative of a market will be deleted.

THE TOKYO STOCK EXCHANGE

The TSE is one of the world's largest securities exchanges in terms of market capitalization. Trading hours are currently from 9:00 a.m. to 11:00 a.m. and from 12:30 p.m. to 3:00 p.m., Tokyo time, Monday through Friday.

Due to the time zone difference, on any normal trading day the TSE will close prior to the opening of business in New York City on the same calendar day.
Therefore, the closing level of the Nikkei 225 Index on a trading day will generally be available in the United States by the opening of business on the same calendar day.

The TSE has adopted certain measures, including daily price floors and ceilings on individual stocks, intended to prevent any extreme short-term price fluctuations resulting from order imbalances. In general, any stock listed on the TSE cannot be traded at a price lower than the applicable price floor or higher than the applicable price ceiling. These price floors and ceilings are expressed in absolute Japanese yen, rather than percentage limits based on the closing price of the stock on the previous trading day. In addition, when there is a major order imbalance in a listed stock, the TSE posts a "special bid quote" or a "special asked quote" for that stock at a specified higher or lower price level than the stock's last sale price in order to solicit counter-orders and balance supply and demand for the stock. Prospective investors should also be aware that the TSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, including, for example, unusual trading activity in that stock. As a result, changes in the Nikkei 225 Index may be limited by price limitations or special quotes, or by suspension of trading, on individual stocks which comprise the Nikkei 225 Index, and these limitations may, in turn, adversely affect the value of the notes.

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the Nikkei 225 Index for each quarter in the period from January 1, 2000 through January 31, 2005. The closing level on
January 31, 2005 was 11,387.59. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the Nikkei 225 Index in the future. It is impossible to predict whether the level of the Nikkei 225 Index will rise or fall. The historical levels of the Nikkei 225 Index are not indications of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                      S-20

                                           HIGH           LOW       PERIOD-END
                                        ---------      ---------    ----------
2000
First Quarter ......................    20,706.65      18,168.27     20,337.32
Second Quarter .....................    20,833.21      16,008.14     17,411.05
Third Quarter ......................    17,614.66      15,626.96     15,747.26
Fourth Quarter .....................    16,149.08      13,423.21     13,785.69
2001
First Quarter ......................    14,032.42      11,819.70     12,999.70
Second Quarter .....................    14,529.41      12,574.26     12,969.05
Third Quarter ......................    12,817.41       9,504.41     9,774.68
Fourth Quarter .....................    11,064.30       9,924.23     10,542.62
2002
First Quarter ......................    11,919.30       9,420.85     11,024.94
Second Quarter .....................    11,979.85      10,074.56     10,621.84
Third Quarter ......................    10,960.25       9,075.09     9,383.29
Fourth Quarter .....................     9,215.56       8,303.39     8,578.95
2003
First Quarter ......................     8,790.92       7,862.43     7,972.71
Second Quarter .....................     9,137.14       7,607.88     9,083.11
Third Quarter ......................    11,033.32       9,265.56     10,219.05
Fourth Quarter .....................    11,161.71       9,614.60     10,676.64
2004
First Quarter ......................    11,770.65      10,365.40     11,715.39
Second Quarter .....................    12,163.89      10,505.05     11,858.87
Third Quarter ......................    11,896.01      10,687.81     10,823.57
Fourth Quarter......................    11,488.76      10,659.15     11,488.76
2005
First Quarter (through January 31) .    11,539.99      11,238.37     11,387.59

LICENSE AGREEMENT BETWEEN NKS AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings has entered into a non-exclusive license agreement with
NKS providing for the license to Lehman Brothers Holdings and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the Nikkei Index in connection with the notes.

The license agreement between NKS and Lehman Brothers Holdings provides that the following language must be stated in this prospectus supplement.

The notes are not in any way sponsored, endorsed or promoted by NKS. NKS does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained from the use of the Nikkei 225 Index or the level of the Nikkei 225 Index on any particular day or otherwise. The Nikkei 225
Index is compiled and calculated solely by NKS. However, NKS shall not be liable to any person for any error in the Nikkei 225 Index, and NKS shall not be under any obligation to advise any person, including any purchaser or vendor of the notes, of any error therein.

In addition, NKS gives no assurance regarding any modification or change in any methodology used in calculating the Nikkei 225 Index and is under no obligation to continue the calculation, publication and dissemination of the Nikkei 225
Index.

"Nikkei," "Nikkei Stock Average" and "Nikkei 225" are the service marks of NKS.
NKS reserves all the rights, including copyright, to the Nikkei 225 Index.

                                      S-21

                        THE DOW JONES EURO STOXX 50 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the Dow Jones EURO STOXX 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, STOXX. STOXX has no obligation to continue to publish, and may discontinue publication of, the Dow Jones EURO STOXX 50 Index.
The consequences of STOXX discontinuing publication of the Dow Jones EURO STOXX
50 Index are described in the section entitled "Description of the
Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation." Lehman Brothers Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the
Dow Jones EURO STOXX 50 Index.

The Dow Jones EURO STOXX 50 Index was created by STOXX, a joint venture between
Deutsche Boerse AG, Dow Jones & Company and SWX Swiss Exchange. Publication of
the Dow Jones EURO STOXX 50 Index began on February 28, 1998, based on an initial index value of 1,000 at December 31, 1991. The Dow Jones EURO STOXX 50
Index is published in The Wall Street Journal and disseminated on the STOXX website at www.stoxx.com.

INDEX COMPOSITION AND MAINTENANCE

The Dow Jones EURO STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones EURO STOXX Supersector indexes, which includes stocks selected from the Eurozone. The component stocks have a high degree of liquidity and represent the largest companies across all supersectors as defined by the Dow Jones Global Classification Standard. Set forth below are the country weightings and industrial sector weightings of the securities included in the Dow Jones EURO STOXX 50 Index as of January 31, 2005:

                               COUNTRY WEIGHTINGS
                     ---------------------------------------
                     France ........................  31.55%
                     Germany........................  22.04%
                     The Netherlands................  17.71%
                     Spain..........................  13.67%
                     Italy..........................  11.51%
                     Finland........................   3.53%

                          INDUSTRIAL SECTOR WEIGHTINGS
                     ---------------------------------------
                     Banks..........................  20.89%
                     Oil & Gas......................  16.57%
                     Telecommunications.............  11.89%
                     Insurance......................  10.39%
                     Utilities......................   9.14%
                     Technology.....................   5.99%
                     Chemicals......................   3.85%
                     Personal & Household Goods.....   3.72%
                     Healthcare.....................   3.66%
                     Industrial Goods & Services....   3.28%
                     Food & Beverages...............   3.00%
                     Retail.........................   2.17%
                     Construction & Materials.......   1.91%
                     Automobiles & Parts............   1.87%
                     Media..........................   1.68%

The composition of the Dow Jones EURO STOXX 50 Index is reviewed annually, based on the closing stock data on the last trading day in August. The component stocks are announced the first trading day in September. Changes to the component stocks are implemented on the third Friday in September and are effective the following trading day. Changes in the composition of the Dow Jones
EURO STOXX 50 Index are made to ensure that the Dow Jones EURO STOXX 50 Index includes the 50 market sector leaders from within the Dow Jones EURO STOXX
Index.

The free float factors for each component stock used to calculate the Dow Jones
EURO STOXX 50 Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

The Dow Jones EURO STOXX 50 Index is also reviewed on an ongoing basis.
Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings and bankruptcy) that affect the Dow Jones EURO STOXX 50
Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

                                      S-22

INDEX CALCULATION

The Dow Jones EURO STOXX 50 Index is calculated with the "Laspeyres formula,"
which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the EURO STOXX 50 Index value can be expressed as follows:

                  free float market capitalization of the
                       Dow Jones EURO STOXX 50 Index
Index  =        -------------------------------------------  x  1,000
                adjusted base date market capitalization of
                     the Dow Jones EURO STOXX 50 Index

The "free float market capitalization of the Dow Jones EURO STOXX 50 Index" is equal to the sum of the products of the closing price, market capitalization and free float factor for each component stock as of the time the Dow Jones EURO
STOXX 50 Index is being calculated.

The Dow Jones EURO STOXX 50 Index is also subject to a divisor, which is adjusted to maintain the continuity of the Dow Jones EURO STOXX 50 Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive "B" number of shares for every "A" share held (where applicable).

(1) Split and reverse split:

Adjusted price = closing price * A/B

New number of shares = old number of shares * B / A

Divisor:  no change

(2) Rights offering:

Adjusted price = (closing price * A + subscription price * B) /(A + B)

New number of shares = old number of shares * (A + B) / A

Divisor:  increases

(3) Stock dividend:

Adjusted price = closing price * A / (A + B)
New number of shares = old number of shares * (A + B) / A

Divisor:  no change

(4) Stock dividend of another company:

Adjusted price = (closing price * A - price of other company * B) / A

Divisor:  decreases

(5) Return of capital and share consolidation:

Adjusted price = (closing price - dividend announced by company * (1-withholding tax)) * A / B

New number of shares = old number of shares * B / A

Divisor:  decreases

(6) Repurchase shares / self tender:

Adjusted price =  ((price before tender * old number of shares ) -
                  (tender price * number of tendered shares)) / (old number of shares - number of tendered shares)

New number of shares = old number of shares - number of tendered shares

Divisor:  decreases

(7) Spin-off:

Adjusted price = (closing price * A - price of spun-off shares * B) / A

Divisor:  decreases

(8) Combination stock distribution (dividend or split) and rights offering:

For this corporate action, the following additional assumptions apply:

o   Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held

o   If A is not equal to one share, all the following "new number of shares"
    formulae need to be divided by A:

- If rights are applicable after stock distribution (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) /
                 ((A + B) * ( 1 + C / A))

                                      S-23

New number of shares = old number of shares * ((A + B) * (1 + C /A)) / A

Divisor:  increases

  - If stock distribution is applicable after rights (one action applicable to other):

Adjusted price = (closing price * A + subscription price * C) / ((A + C) * (1 +
                 B / A))

New number of shares = old number of shares * ((A + C) * (1 + B / A))

Divisor:  increases

  - Stock distribution and rights (neither action is applicable the other):

Adjusted price = (closing price * A + subscription price * C) / (A + B + C)

New number of shares = old number of shares * (A + B + C) / A

Divisor:  increases

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the Dow Jones EURO STOXX 50 Index for each quarter in the period from January 1, 2000 through January 31, 2005. The closing level on January 31, 2005 was 2,984.59. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the Dow Jones EURO STOXX 50 Index in the future. It is impossible to predict whether the level of the Dow Jones EURO STOXX 50 Index will rise or fall. The historical levels of the Dow Jones EURO STOXX 50 Index are not indications of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                             HIGH          LOW        PERIOD-END
                                           --------      --------     ----------
2000
First Quarter .......................      5,464.43      4,500.69      5,249.55
Second Quarter ......................      5,434.81      4,903.92      5,145.35
Third Quarter .......................      5,392.63      4,915.18      4,915.18
Fourth Quarter ......................      5,101.40      4,614.24      4,772.39
2001
First Quarter .......................      4,787.45      3,891.49      4,185.00
Second Quarter ......................      4,582.07      4,039.16      4,243.91
Third Quarter .......................      4,304.44      2,877.68      3,296.66
Fourth Quarter ......................      3,828.76      3,208.31      3,806.13
2002
First Quarter .......................      3,833.09      3,430.18      3,784.05
Second Quarter ......................      3,748.44      2,928.72      3,133.39
Third Quarter .......................      3,165.47      2,187.22      2,204.39
Fourth Quarter ......................      2,669.89      2,150.27      2,386.41
2003
First Quarter .......................      2,529.86      1,849.64      2,036.86
Second Quarter ......................      2,527.44      2,067.23      2,419.51
Third Quarter .......................      2,641.55      2,366.86      2,395.87
Fourth Quarter ......................      2,760.66      2,434.63      2,760.66
2004
First Quarter .......................      2,959.71      2,702.05      2,787.49
Second Quarter ......................      2,905.88      2,659.85      2,811.08
Third Quarter .......................      2,806.62      2,580.04      2,726.30
Fourth Quarter.......................      2,955.11      2,734.37      2,951.24
2005
First Quarter (through January 31) ..      2,984.59      2,924.01      2,984.59

                                      S-24

LICENSE AGREEMENT BETWEEN STOXX AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings has entered into a non-transferable, non-exclusive license agreement with STOXX, which grants Lehman Brothers Holdings a license in exchange for a fee to use the Dow Jones EURO STOXX 50 Index in connection with the issuance of the notes.

STOXX has trade name and trademark rights to EURO STOXX(SM) and EURO STOXX
50(SM). Dow Jones EURO STOXX 50 Index is a service mark of Dow Jones & Company,
Inc.

STOXX and Dow Jones & Company, Inc. have no relationship to Lehman Brothers
Holdings, other than the licensing of the Dow Jones EURO STOXX 50 Index and the related trademarks for use in connection with the notes.

STOXX and Dow Jones Company, Inc. do not:

o   sponsor, endorse, sell or promote the notes;

o   recommend that any person invest in the notes or any other securities;

o   have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes;

o   have any responsibility or liability for the administration, management or marketing of the notes; nor

o   consider the needs of the notes or the owners of the notes in determining, composing or calculating the Dow Jones EURO STOXX 50 Index or have any obligation to do so.

STOXX and Dow Jones & Company, Inc. will not have any liability in connection with the notes. Specifically,

o   STOXX and Dow Jones & Company, Inc. do not make any warranty, express or implied and disclaim any and all warranty about:

     o    the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Dow Jones EURO STOXX 50
          Index and the data included in the Dow Jones EURO STOXX 50 Index;

     o    the accuracy or completeness of the Dow Jones EURO STOXX 50 Index and its data; and

     o    the merchantability and the fitness for a particular purpose or use of the Dow Jones EURO STOXX 50 Index and its data.

o   STOXX and Dow Jones & Company, Inc. will have no liability for any errors, omissions or interruptions in the Dow Jones EURO STOXX 50 Index or its data.

o   Under no circumstances will STOXX or Dow Jones & Company, Inc. be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or Dow Jones & Company, Inc. know that they might occur.

The licensing agreement between Lehman Brothers Holdings and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

STOXX DOES NOT GUARANTEE THE ACCURACY AND/OR THE COMPLETENESS OF THE DOW JONES
EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN AND STOXX SHALL HAVE NO
LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS THEREIN. STOXX MAKES NO
WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LEHMAN BROTHERS
HOLDINGS, HOLDERS OF THE NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE
DOW JONES EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN. STOXX MAKES NO
EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF
MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE
DOW JONES EURO STOXX 50 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING THE
FOREGOING, IN NO EVENT SHALL STOXX HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE,
INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF
THE POSSIBILITY OF SUCH DAMAGES.

                                      S-25

                              THE MSCI TAIWAN INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the MSCI Taiwan Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI Taiwan Index. The consequences of MSCI discontinuing publication of the MSCI Taiwan Index are described in the section entitled "Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation." Lehman Brothers
Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the MSCI Taiwan Index.

The MSCI Taiwan Index is a free float adjusted market capitalization index of securities listed on the Taiwan Stock Exchange.

SELECTION CRITERIA

MSCI targets an 85% free float adjusted market representation level within each industry group in Taiwan. The security selection process within each industry group is based on analysis of the following:

o   Each company's business activities and the diversification that its securities would bring to the index.

o   The size of the securities based on free float adjusted market capitalization. All other things being equal, MSCI targets for inclusion the most sizable securities in an industry group. In addition, securities that do not meet the minimum size guidelines are not considered for inclusion.
    Though the following limits are subject to revision, presently, a security will be eligible for inclusion in the MSCI Taiwan Index if it achieves a free float adjusted market capitalization of USD 400 million and will be eligible for deletion if such capitalization falls below USD 200 million as of the yearly review. If, however, the free float adjusted market capitalization level falls significantly below the free float adjusted market capitalization level for deletions prior to a yearly review, for example during a quarterly review, then the security may be deleted prior to such yearly review.

o   The liquidity of the securities. All other things being equal, MSCI targets for inclusion the most liquid securities in an industry group. In addition, securities that have inadequate liquidity are not considered for inclusion.
    MSCI does not define absolute minimum or maximum liquidity levels for stock inclusion or exclusion from the MSCI Taiwan Index but considers each stock's relative standing within Taiwan and between cycles. A useful measure to compare liquidity within the same market is the Annualized Traded Value
    Ratio ("ATVR"), which screens out extreme daily trading volumes and takes into account the difference in market capitalization size. The ATVR Ratio of each security is calculated via the following 3-step process:

         -   First, monthly median traded values are computed using the daily median traded value, multiplied by the number of days in the month that the security traded. The daily traded value of a security is equal to the number of shares traded during the day, multiplied by the closing price of that security. The daily median traded value is the median of the daily traded values in a given month.

         -   Second, the monthly median traded value ratio is obtained by dividing the monthly median traded value of a security by its free float adjusted security market capitalization at the end of the month.

         -   Third, the ATVR is obtained by multiplying the average of the monthly median trade value ratios of the previous 12 months--or the number of months for which this data is available--by 12.

Only securities of companies with an estimated overall or security free float greater than 15% are generally considered for inclusion in the MSCI Taiwan Index

For securities not subject to foreign ownership limitations, the free float of a security is estimated as its total number of shares outstanding less shareholdings classified as strategic and/or non-free float. For securities subject to foreign ownership

                                      S-26

limitations, the estimated free float available to foreign investors is equal to the lesser of (a) the total number of shares outstanding less shareholdings classified as strategic or non-free float and (b) foreign ownership limitation adjusted for non-free float stakes held by foreign investors.

MSCI free float adjusts the market capitalization of each security using an adjustment factor referred to as the Foreign Inclusion Factor ("FIF").
Securities not subject to foreign ownership limitations have a FIF equal to (a)
the estimated free float, rounded up to the closest 5%, if the securities have a free float greater than 15% or (b) the estimated free float, rounded to the closest 1%, if the securities have a free float less than 15%. For securities subject to foreign ownership limitations, the FIF is equal to the lesser of (a)
the estimated free float available to foreign investors (i) rounded up to the closest 5%, if the free float is greater than 15% or (ii) rounded to the closest
1%, if the free float is less than 15% and (b) foreign ownership limitation rounded to the closest 1%.

The free float adjusted market capitalization of a security is calculated as the product of the FIF and the security's full market capitalization.

CALCULATION

The MSCI Taiwan Index is computed generally by multiplying the previous day's index level by the free float adjusted market capitalization level of each share in the MSCI Taiwan Index on the prior day divided by the free float adjusted market capitalization level of each share in the MSCI Taiwan Index on the current day. The numerator is adjusted market capitalization, but the denominator is unadjusted, meaning that the price adjustment factor is applied to the numerator, but not to the denominator.

INDEX MAINTENANCE

There are three broad categories of MSCI Taiwan Index maintenance:

o   An annual full country index review that reassesses the various dimensions of the equity universe in Taiwan;

o   Quarterly index reviews, aimed at promptly reflecting other significant market events; and

o   Ongoing event-related changes, such as mergers and acquisitions, which are generally implemented in the index rapidly as they occur.

During the annual review, additions or deletions of securities are made (i)
following the re-appraisal of the free float adjusted industry group representation within a country relative to an 85% target, (ii) following an update of the minimum size guidelines for additions and deletions and (iii)
based on a company's and/or security's free float of less than 15% that has decreased in size in terms of free float adjusted market capitalization due to reduction in free float or due to performance and that no longer meet certain criteria.

During a quarterly index review, securities may be added to or deleted from the
MSCI Taiwan Index for a variety of reasons, including the following:

o   Additions or deletions of securities, due to one or more industry groups having become significantly over- or under-represented as a result of mergers, acquisitions, restructuring and other major market events affecting that industry group.

o   Additions or deletions resulting from changes in industry classification, significant increases or decreases in free float and relaxation/removal or decreases of foreign ownership limits not implemented immediately.

o   Additions of large companies that did not meet the minimum size criterion for early inclusion at the time of their initial public offering or secondary offering.

o   Replacement of companies which are no longer suitable industry representatives.

o   Deletion of securities whose issuing company and/or security free float has fallen to less than 15% and which do not meet certain criteria.

o   Deletion of securities that have become very small or illiquid.

o   Replacement of securities (additions or deletions) resulting from the review of price source for constituents with both domestic and foreign board quotations.

                                      S-27

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the MSCI Taiwan Index for each quarter in the period from January 1, 2000 through January 31, 2005. The closing level on
January 31, 2005 was 250.87. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the MSCI Taiwan Index in the future. It is impossible to predict whether the level of the MSCI Taiwan Index will rise or fall. The historical levels of the MSCI Taiwan Index are not indications of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                              HIGH          LOW       PERIOD-END
                                             ------        ------     ----------
2000
First Quarter .........................      453.78        381.88       432.65
Second Quarter ........................      444.00        358.00       366.00
Third Quarter .........................      379.00        285.00       285.00
Fourth Quarter ........................      287.00        215.00       222.00
2001
First Quarter .........................      283.00        228.00       260.00
Second Quarter ........................      253.00        220.00       228.00
Third Quarter .........................      229.00        158.00       165.00
Fourth Quarter ........................      258.00        156.00       256.00
2002
First Quarter .........................      282.99        246.39       277.77
Second Quarter ........................      289.96        223.34       227.30
Third Quarter .........................      240.93        178.84       178.86
Fourth Quarter ........................      210.31        162.81       189.53
2003
First Quarter .........................      216.15        181.33       184.08
Second Quarter ........................      219.73        177.59       210.88
Third Quarter .........................      258.49        217.56       250.04
Fourth Quarter ........................      273.90        252.97       259.11
2004
First Quarter .........................      300.55        261.11       277.02
Second Quarter ........................      292.39        233.12       248.25
Third Quarter .........................      249.84        224.29       243.79
Fourth Quarter.........................      257.67        234.90       257.67
2005
First Quarter (through January 31) ....      257.35        240.29       250.87

                                      S-28

LICENSE AGREEMENT BETWEEN MSCI AND LEHMAN BROTHERS HOLDINGS

Lehman Brothers Holdings has entered into a non-exclusive license agreement with
MSCI providing for the license to Lehman Brothers Holdings and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the MSCI Taiwan Index in connection with certain securities, including the notes.

The license agreement between MSCI and Lehman Brothers Holdings provides that the following language must be stated in this prospectus supplement:

THIS FINANCIAL PRODUCT IS NOT SPONSORED, ENDORSED, SOLD OR PROMOTED BY MORGAN
STANLEY CAPITAL INTERNATIONAL INC. ("MSCI"), ANY OF ITS AFFILIATES, ANY OF ITS
INFORMATION PROVIDERS OR ANY OTHER THIRD PARTY INVOLVED IN, OR RELATED TO,
COMPILING, COMPUTING OR CREATING ANY MSCI INDEX (COLLECTIVELY, THE "MSCI
PARTIES"). THE MSCI INDEXES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE
MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN
LICENSED FOR USE FOR CERTAIN PURPOSES BY LEHMAN BROTHERS HOLDINGS. THIS
FINANCIAL PRODUCT HAS NOT BEEN PASSED ON BY ANY OF THE MSCI PARTIES AS TO ITS
LEGALITY OR SUITABILITY WITH RESPECT TO ANY PERSON OR ENTITY AND NONE OF THE
MSCI PARTIES MAKES ANY WARRANTIES OR BEARS ANY LIABILITY WITH RESPECT TO THIS
FINANCIAL PRODUCT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE
MSCI PARTIES MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE
ISSUER OR OWNERS OF THIS FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY
REGARDING THE ADVISABILITY OF INVESTING IN FINANCIAL PRODUCTS GENERALLY OR IN
THIS FINANCIAL PRODUCT PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK
CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS
OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDEXES
WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THIS
FINANCIAL PRODUCT OR THE ISSUER OR OWNER OF THIS FINANCIAL PRODUCT OR ANY OTHER
PERSON OR ENTITY. NONE OF THE MSCI PARTIES HAS ANY OBLIGATION TO TAKE THE NEEDS
OF THE ISSUERS OR OWNERS OF THIS FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY
INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDEXES.
NONE OF THE MSCI PARTIES IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE
DETERMINATION OF THE TIMING OF, PRICES AT, OR QUANTITIES OF THIS FINANCIAL
PRODUCT TO BE ISSUED OR IN THE DETERMINATION OR CALCULATION OF THE EQUATION BY
OR THE CONSIDERATION INTO WHICH THIS FINANCIAL PRODUCT IS REDEEMABLE. NONE OF
THE MSCI PARTIES HAS ANY OBLIGATION OR LIABILITY TO THE ISSUER OR OWNERS OF THIS
FINANCIAL PRODUCT OR ANY OTHER PERSON OR ENTITY IN CONNECTION WITH THE
ADMINISTRATION, MARKETING OR OFFERING OF THIS FINANCIAL PRODUCT. ALTHOUGH MSCI
SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE
MSCI INDEXES FROM SOURCES THAT MSCI CONSIDERS RELIABLE, NONE OF THE MSCI PARTIES
WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR COMPLETENESS OF ANY MSCI
INDEX OR ANY DATA INCLUDED THEREIN OR THE RESULTS TO BE OBTAINED BY THE ISSUER
OF THIS FINANCIAL PRODUCT, OWNERS OF THIS FINANCIAL PRODUCT, OR ANY OTHER PERSON
OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN AND NONE
OF THE MSCI PARTIES SHALL HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY
ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR
ANY DATA INCLUDED THEREIN. FURTHER, NONE OF THE MSCI PARTIES MAKES ANY EXPRESS
OR IMPLIED WARRANTIES OF ANY KIND AND THE MSCI PARTIES HEREBY EXPRESSLY DISCLAIM
ALL WARRANTIES (INCLUDING, WITHOUT LIMITATION AND FOR PURPOSES OF EXAMPLE ONLY,
ALL WARRANTIES OF TITLE, SEQUENCE, AVAILABILITY, ORIGINALITY, ACCURACY,
COMPLETENESS, TIMELINESS, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A
PARTICULAR PURPOSE AND ALL IMPLIED WARRANTIES ARISING FROM TRADE USAGE, COURSE
OF DEALING

                                      S-29

AND COURSE OF PERFORMANCE) WITH RESPECT TO EACH MSCI INDEX AND ALL DATA INCLUDED
THEREIN. WITHOUT LIMITING THE GENERALITY OF ANY OF THE FOREGOING, IN NO EVENT
SHALL ANY OF THE MSCI PARTIES HAVE ANY LIABILITY TO ANY PERSON OR ENTITY FOR ANY
DAMAGES, WHETHER DIRECT, INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE, CONSEQUENTIAL
(INCLUDING, WITHOUT LIMITATION, LOSS OF USE, LOSS OF PROFITS OR REVENUES OR
OTHER ECONOMIC LOSS), AND WHETHER IN TORT (INCLUDING, WITHOUT LIMITATION, STRICT
LIABILITY AND NEGLIGENCE) CONTRACT OR OTHERWISE, EVEN IF IT MIGHT HAVE
ANTICIPATED, OR WAS ADVISED OF, THE POSSIBILITY OF SUCH DAMAGES.

                                      S-30

                           THE AMEX HONG KONG 30 INDEX

GENERAL

Lehman Brothers Holdings obtained all information contained in this prospectus supplement regarding the AMEX Hong Kong 30 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, the American Stock Exchange. The American Stock Exchange has no
obligation to continue to publish, and may discontinue publication of, the AMEX
Hong Kong 30 Index. The consequences of the American Stock Exchange discontinuing publication of the AMEX Hong Kong 30 Index are described in the section entitled "Description of the Notes--Discontinuance of one or more of the component indices; Alteration of method of calculation." Lehman Brothers
Holdings makes no representation or warranty as to the accuracy or completeness of any information relating to the AMEX Hong Kong 30 Index.

The AMEX Hong Kong 30 Index is a capitalization weighted stock index designed, developed, maintained and operated by the American Stock Exchange that measures the market value performance (share price times the number of shares outstanding) of selected stocks listed on the HKSE. The AMEX Hong Kong 30 Index currently is based on the capitalization of 30 stocks actively traded on the
HKSE and is designed to represent a substantial segment of the Hong Kong stock market. The primary trading market for all of these stocks is either Hong Kong or London. Sectors comprising the AMEX Hong Kong 30 Index as of January 28,
2005, consist primarily of finance, property development, utilities and conglomerates, and also includes hotel/leisure, property investment, airlines and transportation. As of January 28, 2005, the five largest stocks underlying the AMEX Hong Kong 30 Index accounted for approximately 64.09% of the market capitalization of the AMEX Hong Kong 30 Index, with the five largest being HSBC
Holdings plc (H.K. S shares) (35.65%), China Mobile (11.75%), Hutchison Whampoa
Ltd. (7.46%), Hang Seng Bank Ltd. (4.97%) and Sun Hung Kai Properties Ltd.
(4.26%). The lowest weighted stock underlying the AMEX Hong Kong 30 Index, as of
January 28, 2005, was Hong Kong & Shanghai Hotels (0.23%).

The AMEX Hong Kong 30 Index will contain at least 30 stocks at all times. In addition, the stocks must meet certain listing and maintenance standards as discussed below. The American Stock Exchange may change the composition of the
AMEX Hong Kong 30 Index at any time in order to more accurately reflect the composition and track the movement of the Hong Kong stock market. Any replacement stock must also meet the stock listing and maintenance standards as discussed below. Further, the American Stock Exchange may replace stocks in the event of certain corporate events, such as takeovers or mergers, that change the nature of the security. The American Stock Exchange selects stocks comprising the AMEX Hong Kong 30 Index on the basis of their market weight, trading liquidity and representation of the business industries reflected on the HKSE.
The American Stock Exchange requires that each stock be one issued by an entity with major business interests in Hong Kong, be listed for trading on the HKSE and have its primary trading market located in a country with which the American
Stock Exchange has an effective surveillance sharing agreement. The American
Stock Exchange will remove any stock failing to meet the above listing and maintenance criteria within 30 days after such failure occurs. Additional qualification criteria for the inclusion and maintenance of stocks include the following standards: all stocks selected for inclusion in the AMEX Hong Kong 30
Index must have, and thereafter maintain, (1) an average daily capitalization, as calculated by the total number of shares outstanding times the latest price per share (in Hong Kong dollars), measured over the prior 6-month period, of at least H.K.$3,000,000,000; (2) an average daily closing price, measured over the prior 6-month period, not lower than H.K.$2.50; (3) an average daily trading volume, measured over the prior 6-month period, of more than 1,000,000 shares per day, although up to, but no more than, three stocks may have an average daily trading volume, measured over the prior 6-month period, of less than
1,000,000 shares per day, but in no event less than 500,000 shares per day; and
(4) a minimum "free float" value (total freely tradable outstanding shares minus insider holdings), based on a monthly average measured over the prior 3-month period, of U.S.$238,000,000, although up to, but no more than, three stocks may have a free float value of less than U.S.$238,000,000 but in no event less than
U.S.$150,000,000, measured over the same period.

The American Stock Exchange reviews and applies the above qualification criteria relating to the stocks comprising the AMEX Hong Kong 30 Index on a

                                      S-31

quarterly basis, conducted on the last business day in January, April, July and
October. Any stock failing to meet the above listing and maintenance criteria will be reviewed on the second Friday of the second month following the quarterly review to again determine compliance with the above criteria. Any stock failing this second review will be replaced by a "qualified" stock effective upon the close of business on the following Friday, provided, however, that if such Friday is not a New York business day, the replacement will be effective at the close of business on the first preceding New York business day.
The American Stock Exchange will notify its membership immediately after it determines to replace a stock.

The AMEX Hong Kong 30 Index is a capitalization-weighted index. A company's market capitalization is calculated by multiplying the number of shares outstanding by the company's current share price (in Hong Kong dollars). For valuation purposes, one AMEX Hong Kong 30 Index unit (1.0) is assigned a fixed value of one U.S. dollar. The AMEX Hong Kong 30 Index measures the average changes in price of the stocks comprising the AMEX Hong Kong 30 Index, weighted according to the respective market capitalizations, so that the effect of a percentage price change in a stock will be greater the larger the stock's market capitalization. The AMEX Hong Kong 30 Index was established by the American
Stock Exchange on June 25, 1993, on which date the AMEX Hong Kong 30 Index value was set at 350.00.

The AMEX Hong Kong 30 Index is calculated by (i) aggregating the market capitalization of each stock comprising the AMEX Hong Kong 30 Index and (ii)
dividing such sum by an adjusted base market capitalization or divisor. On June
25, 1993, the market value of the Underlying Stocks was approximately
H.K.$1,152,829,149,500 and the divisor used to calculate the AMEX Hong Kong 30
Index was 3,293,797,570. The American Stock Exchange selected that particular divisor number in order, among other things, to ensure that the AMEX Hong Kong
30 Index was set at a general price level consistent with other well recognized stock market indices. The divisor is subject to periodic adjustments as set forth below. The AMEX Hong Kong 30 Index is calculated once each day by the
American Stock Exchange based on the most recent official closing prices of each of the stocks comprising the AMEX Hong Kong 30 Index reported by the HKSE.
Pricing of the AMEX Hong Kong 30 Index is disseminated before the opening of trading via the Consolidated Tape Authority Network-B and continuously during each New York business day. The dissemination value, however, will remain the same throughout the trading day because the trading hours of the HKSE do not overlap with New York trading hours. Accordingly, updated price information will be unavailable.

In order to maintain continuity in the level of the AMEX Hong Kong 30 Index in the event of certain changes due to non-market factors affecting the stocks comprising the AMEX Hong Kong 30 Index, such as the addition or deletion of stocks, substitution of stocks, stock dividends, stock splits, distributions of assets to stockholders or other capitalization events, the divisor used in calculating the AMEX Hong Kong 30 Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the AMEX Hong
Kong 30 Index and in order that the value of the AMEX Hong Kong 30 Index immediately after such change will equal the level of the AMEX Hong Kong 30
Index immediately prior to the change. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. Nevertheless, changes in the identities and characteristics of the stocks comprising the AMEX Hong Kong 30 Index may significantly affect the behavior of the AMEX Hong Kong 30 Index over time.

THE STOCK EXCHANGE OF HONG KONG LTD.

Trading on the HKSE is fully electronic through an Automatic Order Matching and
Execution System. The system is an electronic order book in which orders are matched and executed instantaneously if there are matching orders in the book, and on the basis of time/price priority. On-line real-time order entry and execution have eliminated the previous limitations of telephone-based trading.
Trading takes place through trading terminals on the trading floor. There are no market-makers on the HKSE, but exchange dealers may act as dual capacity broker-dealers. Trading is undertaken from 10:00 a.m. to 12:30 p.m. and then from 2:30 p.m. to 3:55 p.m. (Hong Kong time) every Hong Kong day except
Saturdays, Sundays and other days on which the HKSE is closed. Hong Kong time is
12 hours ahead of Eastern Daylight Savings Time and 13 hours ahead of Eastern
Standard Time. Settlement of trade is required within 48 hours and is conducted by electronic book-entry delivery through the Central Clearing and Settlement
System.

Due to the time differences between New York City and Hong Kong, on any normal trading day, trading on the HKSE currently will cease at 12:30 a.m. or 3:55
a.m., New York City time. Using the last

                                      S-32

reported closing prices of the stocks underlying the AMEX Hong Kong 30 Index on the HKSE, the closing level of the AMEX Hong Kong 30 Index on any such trading day generally will be calculated, published and disseminated by the American
Stock Exchange in the United States shortly before the opening of trading on the
American Stock Exchange in New York on the same calendar day.

The HKSE has adopted certain measures intended to prevent any extreme short-term price fluctuations resulting from order imbalances or market volatility. Where the HKSE considers it necessary for the protection of the investor or the maintenance of an orderly market, it may at any time suspend dealings in any securities or cancel the listing of any securities in such circumstances and subject to such conditions as it thinks fit, whether requested by the listed issuer or not. The HKSE may also do so where: (1) an issuer fails, in a manner which the HKSE considers material, to comply with the HKSE Listing Rules or its
Listing Agreements; (2) the HKSE considers there are insufficient securities in the hands of the public; (3) the HKSE considers that the listed issuer does not have a sufficient level of operations or sufficient assets to warrant the continued listing of the issuer's securities; or (4) the HKSE considers that the issuer or its business is no longer suitable for listing. Investors should also be aware that the HKSE may suspend the trading of individual stocks in certain limited and extraordinary circumstances, until certain price-sensitive information has been disclosed to the public. Trading will not be resumed until a formal announcement has been made. Trading of a company's shares may also be suspended if there is unusual trading activity in such shares.

An issuer may apply for suspension of its own accord. A suspension request will normally only be acceded to in the following circumstances: (1) where, for a reason acceptable to the HKSE, price-sensitive information cannot at that time be disclosed; (2) where the issuer is subject to an offer, but only where terms have been agreed in principle and require discussion with, and agreement by, one or more major shareholders (suspensions will only normally be appropriate where no previous announcement has been made); (3) to maintain an orderly market; (4)
where there is an occurrence of certain levels of notifiable transactions, such as substantial changes in the nature, control or structure of the issuer, where publication of full details is necessary to permit a realistic valuation to be made of the securities concerned, or the approval of shareholders is required;
(5) where the issuer is no longer suitable for listing, or becomes a "cash"
company; or (6) for issuers going into receivership or liquidation. As a result of the foregoing, variations in the AMEX Hong Kong 30 Index may be limited by suspension of trading of individual stocks which comprise the AMEX Hong Kong 30
Index which may, in turn, adversely affect the value of the Notes.

                                      S-33

HISTORICAL INFORMATION

The following table sets forth the high and low level, as well as the end-of-quarter closing levels, of the AMEX Hong Kong 30 Index for each quarter in the period from January 1, 2000 through January 31, 2005. The closing level on January 31, 2005 was 683.33. The results shown should not be considered as a representation of the income, yield or capital gain or loss that may be generated by the AMEX Hong Kong 30 Index in the future. It is impossible to predict whether the level of the AMEX Hong Kong 30 Index will rise or fall. The historical levels of the AMEX Hong Kong 30 Index are not indications of future performance.

All information in the table that follows was obtained from Bloomberg L.P., without independent verification.

                                            HIGH          LOW         PERIOD-END
                                           ------        ------       ----------
2000
First Quarter .......................      898.77        741.09         853.13
Second Quarter ......................      829.79        669.17         788.12
Third Quarter .......................      876.37        716.61         766.21
Fourth Quarter ......................      795.58        682.70         745.30
2001
First Quarter .......................      793.25        618.58         627.68
Second Quarter ......................      675.08        592.95         634.09
Third Quarter .......................      641.26        436.45         488.47
Fourth Quarter ......................      587.96        484.72         565.55
2002
First Quarter .......................      588.38        513.26         540.66
Second Quarter ......................      589.04        510.37         522.32
Third Quarter .......................      534.59        448.52         448.52
Fourth Quarter ......................      505.87        440.39         460.73
2003
First Quarter .......................      486.24        424.70         424.70
Second Quarter ......................      495.07        414.52         471.82
Third Quarter .......................      559.50        471.82         555.32
Fourth Quarter ......................      624.90        555.32         624.90
2004
First Quarter .......................      690.26        617.90         630.17
Second Quarter ......................      645.77        548.19         610.37
Third Quarter .......................      660.24        593.43         652.38
Fourth Quarter.......................      713.69        638.11         711.09
2005
First Quarter (through January 31) ..      711.49        666.91         683.33

LICENSE AGREEMENT BETWEEN THE AMERICAN STOCK EXCHANGE AND LEHMAN BROTHERS
HOLDINGS

Lehman Brothers Holdings has entered into a non-exclusive license agreement with the American Stock Exchange providing for the license to Lehman Brothers
Holdings and certain of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the AMEX Hong Kong 30 Index in connection with the notes.

The license agreement between the American Stock Exchange and Lehman Brothers
Holdings provides that the following language must be stated in this prospectus supplement.

The American Stock Exchange is under no obligation to continue the calculation and dissemination of the AMEX Hong Kong 30 Index and the method by which the
AMEX Hong Kong 30 Index is calculated and the name "AMEX Hong Kong 30 Index" may be changed at the discretion of the American Stock Exchange. No inference should be drawn from the information contained in this prospectus supplement that the
American Stock Exchange makes any representation or warranty, implied or express, to you or any member

                                      S-34

of the public regarding the advisability of investing in securities generally or in the notes in particular or the ability of the AMEX Hong Kong 30 Index to track general stock market performance. The American Stock Exchange has no obligation to take into account your interest, or that of anyone else having an interest in determining, composing or calculating the AMEX Hong Kong 30 Index.
The American Stock Exchange is not responsible for, and has not participated in the determination of the timing of, prices for or quantities of, the notes or in the determination or calculation of the equation by which the notes are to be settled in cash. The American Stock Exchange has no obligation or liability in connection with the administration, marketing or trading of the notes. The use of and reference to the AMEX Hong Kong 30 Index in connection with the notes have been consented to by the American Stock Exchange.

The American Stock Exchange disclaims all responsibility for any inaccuracies in the data on which the AMEX Hong Kong 30 Index is based, or any mistakes or errors or omissions in the calculation or dissemination of the AMEX Hong Kong 30
Index.

                                      S-35

                              UNITED STATES FEDERAL
                             INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the purchase, ownership, and disposition of notes as of the date of this prospectus supplement. Except where otherwise noted, this summary deals only with a note held as a capital asset by a United States holder who purchases the note at its initial offering price at original issue and does not deal with special situations. For example, except where otherwise noted, this summary does not address:

o   tax consequences to holders who may be subject to special tax treatment, such as dealers in securities or currencies, traders in securities that elect to use the mark-to-market method of accounting for their securities, financial institutions, regulated investment companies, real estate investment trusts, investors in pass-through entities, tax-exempt entities or insurance companies;

o   tax consequences to persons holding notes as part of a hedging, integrated, constructive sale or conversion transaction or a straddle;

o   tax consequences to holders of notes whose "functional currency" is not the
    United States dollar;

o   alternative minimum tax consequences, if any; or

o   any state, local or foreign tax consequences.

The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and regulations, rulings and judicial decisions as of the date of this prospectus supplement. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income tax consequences different from those discussed below.

The United States federal income tax treatment of securities such as the notes is not clear. If you are considering the purchase of notes, you should consult your own tax advisors concerning the federal income tax consequences in light of your particular situation and any consequences arising under the laws of any other taxing jurisdiction.

UNITED STATES HOLDERS

The following discussion is a summary of the material United States federal income tax consequences that will apply to you if you are a United States holder of notes.

For purposes of this discussion, a United States holder is a beneficial owner of a note that is for United States federal income tax purposes:

o   an individual citizen or resident of the United States;

o   a corporation (or any other entity treated as a corporation for United
    States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

o   an estate the income of which is subject to United States federal income taxation regardless of its source; or

o   any trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury Regulations to be treated as a United States person.

A Non-United States holder is a beneficial owner of notes that is not a United
States holder.

If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding notes, you should consult your tax advisors.

GENERAL

No statutory, judicial, or administrative authority directly addresses the characterization of the notes or instruments similar to the notes for United
States federal income tax purposes. As a result, significant aspects of the
United States federal income tax consequences of an investment in the notes are not certain. No ruling is being requested from the Internal Revenue Service with respect to the notes and no assurance can be given that the Internal Revenue
Service will agree with the treatment described herein. Although the issue is not free from doubt, Lehman Brothers Holdings intends to treat, and by purchasing a note, for all purposes you agree to treat a note as a financial contract with cash settlement, rather than as a debt instrument. However, no

                                      S-36

assurance can be given in this regard and it is possible that the Internal
Revenue Service could assert another treatment and a court could agree with such assertion. For instance, it is possible that the Internal Revenue Service could seek to apply the regulations governing contingent payment debt obligations, because the notes are in form debt instruments and the notes provide principal protection unless the index declines more than 40% over the term of the notes.
The effect of these Treasury regulations will be to:

o   require you, regardless of your usual method of tax accounting, to use the accrual method with respect to the notes;

o   result in the accrual of original issue discount by you based on the
    "comparable yield" of the notes even though no cash payments will be made to you; and

o   generally result in ordinary rather than capital treatment of any gain, and to some extent loss, on the sale, exchange, or other disposition of the notes.

The Internal Revenue Service could also assert other characterizations that could affect the timing, amount and character of income or deductions. Except where noted, the remainder of this discussion assumes that the notes will be treated as a financial contract with cash settlement.

SALE, EXCHANGE OR OTHER DISPOSITION, OR SETTLEMENT UPON MATURITY

Upon the sale, exchange, retirement, or other disposition or payment upon settlement at maturity of a note, you will recognize gain or loss equal to the difference between the amount of cash received and your basis in the note. The gain or loss will be treated as capital gain or loss. If you are an individual and have held the note for more than one year, such capital gain will be subject to reduced rates of taxation. The deductibility of capital losses is subject to limitations. Your basis in the note will generally equal your cost of such note.

Lehman Brothers Holdings intends to report the recognition of gain or loss by you with respect to the notes only at maturity. In such case, when the note is cash-settled at maturity you will recognize gain or loss, as described above.

NON-UNITED STATES HOLDERS

The following discussion is a summary of the material United States federal tax consequences that will apply to you if you are a Non-United States holder of notes.

Special rules may apply to you if you are a controlled foreign corporation, passive foreign investment company, a corporation that accumulates earnings to avoid United States federal income tax or an individual who is a United States expatriate and therefore subject to special treatment under the Code. You should consult your own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to you.

UNITED STATES FEDERAL INCOME TAX

Based on the treatment of the notes described above, you should not be subject to United States federal withholding tax for payments on any sale, exchange or other disposition of the note or payments received at maturity in respect of the note. Based on such treatment, any gain or income realized upon the sale, exchange, or other disposition of a note generally will not be subject to United
States federal income tax unless (i) the gain or income is effectively connected with a trade or business in the United States of a non-United States holder, or
(ii) in the case of a non-United States holder who is an individual, such individual is present in the United States for 183 days or more in the taxable year of the sale, exchange, or other disposition, and certain other conditions are met.

As discussed above, alternative characterizations of a note for United States federal income tax purposes are possible, which could result in the imposition of United States federal withholding tax. You should consult your own tax advisor regarding the United States federal income tax consequences of an investment in the notes.

UNITED STATES FEDERAL ESTATE TAX

If you are an individual Non-United States holder of notes, notes held by you at the time of death may be included in your gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.
Non-United States holders should consult their own tax advisors regarding the potential United States federal estate tax consequences of an investment in the notes in light of their particular circumstances.

                                      S-37

INFORMATION REPORTING AND BACKUP WITHHOLDING

If you are a United States holder of notes, information reporting requirements will generally apply to all payments received at maturity or upon the sale, exchange or other disposition of a note, unless you are an exempt recipient such as a corporation. Backup withholding tax will apply to those payments if you fail to provide a taxpayer identification number, a certification of exempt status, or if you fail to comply with applicable certification requirements.

If you are a Non-United States holder of notes, you will not be subject to backup withholding or information reporting regarding payments Lehman Brothers
Holdings makes to you provided that Lehman Brothers Holdings does not have actual knowledge or reason to know that you are a United States holder and you provide your name and address on an IRS Form W-8BEN and certify, under penalties of perjury, that you are not a United States holder. Alternative documentation may be applicable in some situations. Special certification rules apply to holders that are pass-through entities. In addition, you will be subject to information reporting and, depending on the circumstances, backup withholding regarding the proceeds of the sale of a note made within the United States or conducted through certain United States-related financial intermediaries, unless the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States holder, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or credit against your United States federal income tax liability provided the required information is furnished to the Internal Revenue Service.

                                      S-38

                          CERTAIN ERISA CONSIDERATIONS

Each person considering the use of plan assets of a pension, profit-sharing or other employee benefit plan, individual retirement account, Keogh plan or other retirement plan, account or arrangement (a "plan") to acquire or hold the notes should consider whether an investment in the notes would be consistent with the documents and instruments governing the plan, and whether the investment would involve a prohibited transaction under Section 406 of the Employee Retirement
Income Security Act of 1974, as amended ("ERISA"), or Section 4975 of the Code.

Section 406 of ERISA and Section 4975 of the Code prohibit plans subject to
Title I of ERISA and/or Section 4975 of the Code ("ERISA plans") from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code ("parties in interest") with respect to the plan. A violation of these prohibited transaction rules may result in civil penalties or other liabilities under ERISA and/or an excise tax under Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Certain plans including those that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3 (33)
of ERISA) and foreign plans (as described in Section 4(b)(4) of ERISA) are not subject to the requirements of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, foreign or other regulations, rules or laws ("similar laws").

The acquisition or holding of the notes by an ERISA plan with respect to which
Lehman Brothers Holdings, Lehman Brothers Inc. or certain of their affiliates is or becomes a party in interest may constitute or result in prohibited transactions under ERISA or Section 4975 of the Code, unless those notes are acquired or held pursuant to and in accordance with an applicable exemption. The
DOL has issued prohibited transaction class exemptions, or "PTCEs", as well as individual exemptions that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes.

Each purchaser and holder of the notes or any interest in the notes will be deemed to have represented by its purchase or holding of the notes that either
(1) it is not a plan or a plan asset entity and is not purchasing or holding those notes on behalf of or with "plan assets" of any plan or plan asset entity or (2) the purchase or holding of the notes will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable similar laws.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with "plan assets" of any plan or plan asset entity consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above or any other applicable exemption, or the potential consequences of any purchase or holding under similar laws, as applicable.

                                      S-39

                               BOOK-ENTRY ISSUANCE

The notes will be represented by one or more global securities that will be deposited with and registered in the name of DTC or its nominee. This means that
Lehman Brothers Holdings will not issue certificates to you for the notes. Each global security will be issued to DTC which will keep a computerized record of its participants (for example, a broker) whose clients have purchased the notes.
Each participant will then keep a record of its clients. Unless it is exchanged in whole or in part for a certificated security, a global security may not be transferred. However, DTC, its nominees and their successors may transfer a global security as a whole to one another.

Beneficial interests in a global security will be shown on, and transfers of the global security will be made only through, records maintained by DTC and its participants. DTC holds securities that its direct participants deposit with
DTC. DTC also records the settlements among direct participants of securities transactions, such as transfers and pledges, in deposited securities through computerized records for direct participants' accounts. This eliminates the need to exchange certificates. Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC's book-entry system is also used by other organizations such as securities brokers and dealers, banks and trust companies that work through a direct participant.

When you purchase notes through the DTC system, the purchases must be made by or through a direct participant, who will receive credit for the notes on DTC's records. Since you actually own the notes, you are the beneficial owner. Your ownership interest will only be recorded on the direct or indirect participants'
records. DTC has no knowledge of your individual ownership of the notes. DTC's records only show the identity of the direct participants and the amount of the notes held by or through them. You will not receive a written confirmation of your purchase or sale or any periodic account statement directly from DTC. You should instead receive these from your direct or indirect participant. As a result, the direct or indirect participants are responsible for keeping accurate account of the holdings of their customers like you.

The trustee for the notes will wire payments on the notes to DTC's nominee.
Lehman Brothers Holdings and the trustee will treat DTC's nominee as the owner of each global security for all purposes. Accordingly, Lehman Brothers Holdings, the trustee and any paying agent will have no direct responsibility or liability to pay amounts due on the global security to you or any other beneficial owners in the global security. It is DTC's current practice, upon receipt of any payment, to proportionally credit direct participants' accounts on the payment date based on their holdings. In addition, it is DTC's current practice to pass through any consenting or voting rights to the participants by using an omnibus proxy. Those participants in turn will make payments to and solicit votes from you, the ultimate owner of notes based on customary practices. Payments to you will be the responsibility of the participants and not of DTC, the trustee or
Lehman Brothers Holdings.

Notes represented by a global security will be exchangeable for certificated securities with the same terms in authorized denominations only if:

o   DTC is unwilling or unable to continue as depositary or ceases to be a clearing agency registered under applicable law and a successor is not appointed by Lehman Brothers Holdings within 90 days; or

o   Lehman Brothers Holdings decides to discontinue use of the book-entry system.

If the global security is exchanged for certificated securities, the trustee will keep the registration books for the notes at its corporate office and follow customary practices and procedures.

DTC has provided Lehman Brothers Holdings with the following information: DTC is a limited-purpose trust company organized under the New York Banking Law, a
"banking organization" within the meaning of the New York Banking Law, a member of the United States Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency"
registered under the provisions of Section 17A of the Securities Exchange Act of
1934. DTC is owned by a number of its direct participants and by The New York
Stock Exchange, the American Stock Exchange and the National Association of
Securities Dealers, Inc. The rules that apply to DTC and its participants are on file with the SEC.

CLEARSTREAM AND EUROCLEAR

Links have been established among DTC, Clearstream Banking and Euroclear (two
European book-entry depositories similar to DTC), to facilitate

                                      S-40

the initial issuance of the notes and cross-market transfers of the notes associated with secondary market trading.

Although DTC, Clearstream and Euroclear have agreed to the procedures provided below in order to facilitate transfers, they are under no obligation to perform those procedures and those procedures may be modified or discontinued at any time.

Clearstream and Euroclear will record the ownership interests of their participants in much the same way as DTC, and DTC will record the aggregate ownership of each U.S. agent of Clearstream and Euroclear, as participants in
DTC.

When notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear, as the case may be, will instruct its U.S. agent to receive the notes against payment.
After settlement, Clearstream or Euroclear will credit its participant's account. Credit for the notes will appear on the next day, European time.

Because the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending notes to the relevant
U.S. agent acting for the benefit of Clearstream or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant, a cross-market transaction will settle no differently than a trade between two DTC participants.

When a Clearstream or Euroclear participant wishes to transfer notes to a DTC participant, the seller must send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct its U.S. agent to transfer notes against payment. The payment will then be reflected in the account of the
Clearstream or Euroclear participant the following day, with the proceeds back-valued to the value date; which day would be the preceding day, when settlement occurs in New York. If settlement is not completed on the intended value date (i.e., the trade fails), proceeds credited to the Clearstream or
Euroclear participant's account would instead be valued as of the actual settlement date.

                                      S-41

                                  UNDERWRITING

Lehman Brothers Holdings has agreed to sell to Lehman Brothers Inc., the underwriter, all of the notes.

The underwriter has advised Lehman Brothers Holdings that it proposes to initially offer the notes to the public at the public offering price indicated
on the cover page of this prospectus supplement; it may also offer notes to certain dealers at the same price less a concession not in excess of 2.50% of the principal amount of the notes. After the initial public offering of the notes is completed, the public offering price and concessions may be changed.

In connection with the offering, the rules of the SEC permit the underwriter to engage in various transactions that stabilize the price of the notes. These transactions may consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the notes. If the underwriter creates a short position in the notes in connection with the offering (that is, if it sells a larger number of the notes than is indicated on the cover page of this prospectus supplement), the underwriter may reduce that short position by purchasing notes in the open market.

In general, purchases of a security for the purpose of stabilization or to reduce a syndicate short position could cause the price of the security to be higher than it might otherwise be in the absence of those purchases. Neither
Lehman Brothers Holdings nor the underwriter makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither Lehman
Brothers Holdings nor the underwriter makes any representation that the underwriter will in fact engage in transactions described in this paragraph, or that those transactions, once begun, will not be discontinued without notice.

Lehman Brothers Holdings has granted to the underwriter an option to purchase, at any time within 13 days of the original issuance of the notes, up to
$2,550,000 additional aggregate principal amount of notes solely to cover over-allotments. To the extent that the option is exercised, the underwriter will be committed, subject to certain conditions, to purchase the additional notes. If this option is exercised in full, the total public offering price, underwriting discount and proceeds to Lehman Brothers Holdings would be
$19,550,000, $488,750 and $19,061,250, respectively.

The underwriter may not confirm sales to any account over which it exercises discretionary authority without the prior written approval of the customer.

Lehman Brothers Holdings will pay certain expenses, expected to be approximately
$70,000, associated with the offer and sale of the notes.

Lehman Brothers Holdings has agreed to indemnify the underwriter against some liabilities, including liabilities under the Securities Act of 1933.

The underwriting arrangements for this offering comply with the requirements of
Rule 2720 of the National Association of Securities Dealers, Inc. regarding a
National Association of Securities Dealers, Inc. member firm underwriting securities of its affiliate.

A prospectus supplement and the accompanying prospectus in electronic format may be made available on the Internet sites or through other online services maintained by the underwriter and/or selling group members participating in this offering, or by their affiliates. In those cases, prospective investors may view offering terms online and, depending upon the particular underwriter or selling group member, prospective investors may be allowed to place orders online. The underwriter may agree with Lehman Brothers Holdings to allocate a specific number of shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriter on the same basis as other allocations.

Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on the underwriter's or any selling group member's website and any information contained in any other website maintained by the underwriter or selling group member is not part of the prospectus supplement, the accompanying prospectus or the registration statement of which this prospectus supplement and the accompanying prospectus form a part, has not been approved and/or endorsed by Lehman Brothers Holdings or the underwriter or any selling group member in its capacity as underwriter or selling group member and should not be relied upon by investors.

                                      S-42

                                     EXPERTS

The consolidated financial statements and financial statement schedule of Lehman
Brothers Holdings as of November 30, 2003 and 2002, and for each of the years in the three-year period ended November 30, 2003, have been audited by Ernst &
Young LLP, independent certified public accountants, as set forth in their report on the consolidated financial statements. The consolidated financial statements and accountant's report are incorporated by reference in Lehman
Brothers Holdings' annual report on Form 10-K for the year ended November 30,
2003, and incorporated by reference in this prospectus supplement. The consolidated financial statements of Lehman Brothers Holdings referred to above are incorporated by reference in this prospectus supplement in reliance upon the report given on the authority of Ernst & Young LLP as experts in accounting and auditing.

                                      S-43

[GRAPHIC OMITTED]

                                   $17,000,000

                          LEHMAN BROTHERS HOLDINGS INC.

                       INDEX-PLUS NOTES DUE AUGUST 3, 2010
                    LINKED TO A BASKET OF FOUR STOCK INDICES

                                ----------------

                              PROSPECTUS SUPPLEMENT
                                JANUARY 31, 2005

                              (INCLUDING PROSPECTUS
                              DATED JUNE 21, 2001)

                                ----------------

                                 LEHMAN BROTHERS